SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

LIONS GATE ENTERTAINMENT CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIONS GATE ENTERTAINMENT CORP.

1055 West Hastings Street, Suite 2200	2700 Colorado Avenue, Suite 200
Vancouver, British Columbia V6E 2E9	Santa Monica, California 90404

NOTICE OF ANNUAL GENERAL MEETING

OF SHAREHOLDERS

To Be Held September 13, 2011

To Our Shareholders:

You are invited to attend the Annual General Meeting of Shareholders (the “Annual Meeting”) of Lions Gate Entertainment Corp. (“Lionsgate” or the “Company”), which will be held on Tuesday, September 13, 2011, beginning at 10:00 a.m., local time, at the Soho Metropolitan Hotel, 318 Wellington Street West, Toronto, Ontario, Canada M5V 3T4. At the Annual Meeting, shareholders will act on the following matters:

1. Elect 12 directors, each for a term of one year or until their successors are duly elected and qualified;

2. Re-appoint Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2012 and authorize the Company’s Audit Committee to determine the remuneration to be paid to Ernst & Young LLP;

3. Conduct an advisory vote to approve executive compensation;

4. Conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

5. Transact such further and other business as may properly come before the meeting and any continuations, adjournments or postponements thereof.

Shareholders will also receive the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2011, together with the auditor’s report thereon. Shareholders of record at 5:00 p.m. (Eastern Standard Time) on August 5, 2011 are entitled to vote at the meeting or any continuations, adjournments or postponements thereof. It is expected that these materials first will be mailed to shareholders on or about August 12, 2011.

Registered shareholders unable to attend the Annual Meeting in person are requested to read the enclosed proxy statement and the proxy card that accompany this notice and to complete, sign, date and deliver the proxy card, together with the power of attorney or other authority, if any, under which it was signed (or a notarized certified copy thereof) to IVS Associates, Inc. (“IVS Associates”), Attn: Lionsgate Proxy Tabulation, 1925 Lovering Avenue, Wilmington, Delaware, 19806, via facsimile at 302-369-8486, or via the Internet at www.ivselection.com/lionsgate2011. To be effective, proxies must be received by IVS Associates by or at the Annual Meeting prior to the closing of the polls.

If you are not a registered shareholder, please refer to the accompanying proxy statement for information on how to vote your shares.

By Order of the Board of Directors,

Jon Feltheimer
Chief Executive Officer and Co-Chairman of the Board

Vancouver, British Columbia

August 12, 2011

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

In accordance with our security procedures, all persons attending the Annual Meeting will be required to present picture identification.

2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS

OF

LIONS GATE ENTERTAINMENT CORP.

PROXY STATEMENT

This proxy statement is part of a solicitation of proxies by the Board of Directors (the “Board”) and management of Lions Gate Entertainment Corp. (“Lionsgate” or the “Company”) and contains information relating to our annual general meeting of shareholders (the “Annual Meeting”) to be held on Tuesday, September 13, 2011, beginning at 10:00 a.m., local time, at the Soho Metropolitan Hotel, 318 Wellington Street West, Toronto, Ontario, Canada M5V 3T4, and to any continuations, adjournments or postponements thereof. All dollar figures contained in this proxy statement are U.S. dollars, unless otherwise indicated. The notice of the Annual Meeting, this proxy statement and the enclosed proxy card first will be mailed to shareholders on or about August 12, 2011.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, conducting an advisory vote on executive compensation and conducing an advisory vote on the frequency of the advisory vote on executive compensation. In addition, after the formal portion of the meeting, the Company’s management will report on the Company’s performance during fiscal 2011 and respond to appropriate questions from shareholders.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record of the Company’s common shares (NYSE: LGF) at 5:00 p.m. (Eastern Standard Time) on August 5, 2011 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the common shares that they held on that date at the Annual Meeting, or any continuations, adjournments or postponements of the Annual Meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon. As of the Record Date, 137,170,164 common shares were outstanding and entitled to vote and held by approximately 919 shareholders of record.

Each shareholder has the right to appoint a person or company to represent the shareholder other than the persons designated in the form of proxy.

Who can attend and vote at the Annual Meeting?

Only registered shareholders of the Company or the persons they appoint as their proxies are permitted to attend and vote at the Annual Meeting. Most shareholders of the Company are “non-registered” shareholders (“Non-Registered Shareholders”) because the shares they own are not registered in their names but are, instead, registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Shareholder deals with in respect of the shares of the Company (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered Registered Retirement Savings Plans, Registered Retirement

Income Funds, Registered Education Savings Plans and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited or The Depository Trust & Clearing Corporation) of which the Intermediary is a participant. In accordance with applicable securities law requirements, the Company will have distributed copies of the notice of Annual Meeting, this proxy statement and the proxy card (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

(i) be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “voting instruction form”) which the Intermediary must follow. Typically, the voting instruction form will consist of a one-page printed form. Sometimes, instead of the one-page pre-printed form, the voting instruction form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label with a bar code and other information. In order for the form of proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company; or

(ii) be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted to the number of shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with the Company, c/o IVS Associates, Inc., Attn: Lionsgate Proxy Tabulation, 1925 Lovering Avenue, Wilmington, Delaware, 19806, via facsimile at 302-369-8486.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the shares of the Company they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Annual Meeting in person (or have another person attend and vote on behalf of the Non- Registered Shareholder), the Non-Registered Shareholder should request a legal proxy from their Intermediary. Instructions for obtaining legal proxies may be found on the voting instruction form. If you have any questions about voting your shares, please call MacKenzie Partners, Inc. at 1-800-322-2885 (toll-free) or 212-929-5500 (collect) or e-mail lionsgate@mackenziepartners.com.

A Non-Registered Shareholder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote which has been given to an Intermediary at any time by written notice to the Intermediary, provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote which is not received by the Intermediary in a timely manner in advance of the Annual Meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting of shareholders. The presence at the Annual Meeting, in person or by proxy, of two holders of the Company’s common shares outstanding on the Record Date who, in the aggregate, hold at least 10% of the issued common shares of the Company entitled to vote at the Annual Meeting, will constitute a quorum. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

How do I vote at the Annual Meeting?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. Registered shareholders that are unable to attend the Annual Meeting in person are requested to read this proxy statement and accompanying proxy card and to complete, sign and date the proxy card, and to return it, together with the power of attorney or other authority, if any, under which it was signed or a notarized certified copy thereof, to IVS Associates, Inc., Attn: Lionsgate Proxy Tabulation, 1925 Lovering Avenue, Wilmington, Delaware, 19806, via facsimile at 302-369-8486, or via the Internet at www.ivselection.com/lionsgate2011. To be effective, proxies must be received by IVS Associates by or at the Annual Meeting prior to the closing of the polls.

“Street name” shareholders who wish to vote at the Annual Meeting will need to obtain a proxy or voting instruction form from the institution that holds their shares. See Who can attend and vote at the Annual Meeting? above.

At the Annual Meeting, one or more representatives from IVS Associates, Inc., an independent, third-party company, shall be appointed to act as scrutineers. These scrutineers will determine the number of common shares represented at the Annual Meeting, the existence of a quorum and the validity of proxies, will count the votes and ballots, if required, and will determine and report the results to the Company.

If you are a registered shareholder but do not wish to, or cannot, attend the Annual Meeting in person, you can appoint someone who will attend the Annual Meeting and act as your proxy holder to vote in accordance with your instructions by striking out the printed names of the proposed management nominees on the accompanying proxy card and inserting the name of such other person in the blank space provided therein for that purpose. To vote your shares, your proxy must attend the Annual Meeting. If you do not fill a name in the blank space in the enclosed form of proxy, the persons named in the form of proxy are appointed to act as your proxy holder. Those persons are directors and/or officers of the Company.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote by depositing a duly executed proxy bearing a later date in the manner and within the time described above. See How do I vote at the Annual Meeting? above. You may also revoke a previously deposited proxy (i) by an instrument in writing that is received by or at the Annual Meeting prior to the closing of the polls, (ii) by an instrument in writing provided to the Chairman of the Annual Meeting at the Annual Meeting or any adjournment thereof, or (iii) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.

What is the Board of Directors’ recommendations?

The enclosed proxy is solicited on behalf of the Board and management. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board set forth with the description of each item in this proxy statement.

The Board recommends a vote:

•	“FOR” the election of each of the nominated directors (see page 9);

•	“FOR” the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (see page 15).

•	“FOR” the proposal regarding an advisory vote to approve executive compensation (see page 16); and

•	“EVERY ONE YEAR” for the proposal regarding an advisory vote on frequency of future advisory votes on executive compensation (see page 17).

Other than the proposals described in this document, the Board does not know of any other matters that may be brought before the Annual Meeting. If any other matter should properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

In order to be approved, the proposals included in this proxy statement — for the election of each of the nominated directors (Proposal 1), the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2), the advisory vote to approve executive compensation (Proposal 3) and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal 4) — each requires the affirmative vote of a majority of the Company’s common shares present or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will not be counted in determining the number of shares necessary for approval of any item and will have no effect on the outcome of any proposal. Shareholders are not permitted to cumulate their shares for purposes of electing directors. Notwithstanding the vote required, please be advised that Proposal 2 (re-appointment of independent registered public accounting firm), Proposal 3 (an advisory vote on executive compensation) and Proposal 4 (an advisory vote on the frequency of future advisory votes on executive compensation) are advisory only and are not binding on us. Our Board will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by shareholders. Note that if your shares are held by a broker or nominee, such broker or nominee may exercise his or her discretion to vote your shares for Proposal 2 (re-appointment of independent registered public accounting firm) but such broker or nominee will not have authority to vote your shares on Proposal 1 (election of directors), Proposal 2 (an advisory vote on executive compensation) or Proposal 4 (an advisory vote on the frequency of future advisory votes on executive compensation) unless you provide instructions to him or her regarding how you would like your shares to be voted.

Who pays for the preparation of this proxy statement?

The Company will pay the cost of proxy solicitation, including the cost of preparing, assembling and mailing this proxy statement, notice of the Annual Meeting and enclosed proxy card. In addition to the use of mail, the Company’s employees and advisors may solicit proxies personally and by telephone, facsimile, courier service, telegraph, the Internet, e-mail, newspapers and other publications of general distribution. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies, and the Company will reimburse those persons for their reasonable out-of-pocket expenses incurred in connection with these activities. The Company will compensate only independent third-party agents that are not affiliated with the Company but who solicit proxies. We have retained MacKenzie Partners, Inc., a third-party solicitation firm, to solicit proxies on our behalf and we will pay all costs and expenses associated with retaining MacKenzie Partners, Inc., which are estimated to be approximately $50,000.

May I propose actions for consideration at next year’s annual general meeting of shareholders?

Yes. Under U.S. laws, for your proposal to be considered for inclusion in the proxy statement for next year’s annual meeting, we must receive your written proposal no later than April 14, 2012. You should also be aware that your proposal must comply with U.S. Securities and Exchange Commission (the “SEC”) regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals submitted as per the Business Corporations Act (British Columbia) (the “BC Act”) to be presented at the next annual general meeting of shareholders must be received by our Corporate Secretary at our registered office no later than July 15, 2012, and must comply with the requirements of the BC Act.

If the date of the 2012 annual meeting is advanced or delayed by more than 30 days from the date of the 2011 annual meeting, under U.S. laws, shareholder proposals intended to be included in the proxy statement for the 2012 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy statement for the 2012 annual meeting. Upon any determination that the date of the 2012 annual meeting will be advanced or delayed by more than 30 days from the date of the 2011 annual meeting, we will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to us prior to June 28, 2012, the proxies solicited by the Board for the 2012 annual meeting of shareholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2012 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2012 annual meeting is advanced or delayed more than 30 days from the date of the 2011 annual meeting, then the shareholder proposal must have been submitted to us within a reasonable time before we mail the proxy statement for the 2012 annual meeting.

Who can I contact if I have questions?

Shareholders who have questions about deciding how to vote should contact their financial, legal or professional advisors. For any queries referencing information in this proxy statement or in respect of voting your shares, please call MacKenzie Partners, Inc. at 1-800-322-2885 (toll-free) or 212-929-5500 (collect) or e-mail lionsgate@mackenziepartners.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on September 13, 2011

The notice of the Annual Meeting, this proxy statement and the enclosed proxy card will be mailed to shareholders on or about August 12, 2011. Our proxy statement and fiscal 2011 Annual Report to Shareholders will also be available in the Investors/Corporate Governance section on our website at www.lionsgate.com.

NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED, AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

Our registered and head office is located at 1055 West Hastings Street, Suite 2200, Vancouver, British Columbia V6E 2E9, and our telephone number there is (877) 848-3866. Our principal executive offices and our head office is located at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, and our telephone number there is (310) 449-9200. Our website is located at www.lionsgate.com. Website addresses referred to in this proxy statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this proxy statement. As used in this proxy statement, unless the context requires otherwise, the terms “we,” “us,” “our” and the “Company” refer to Lions Gate Entertainment Corp. and its subsidiaries.

The date of this proxy statement is August 12, 2011

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents certain information about beneficial ownership of our common shares as of August 5, 2011 by each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common shares. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable.

Name of Beneficial Owner(1)	Number of Shares	Percent of Total(2)
Capital Research Global Investors(3)	12,550,000	9.1%
Carl C. Icahn(4)	44,772,451	32.6%
Mark H. Rachesky, M.D.(5)	40,243,916	29.3%

(1)

The addresses for the listed beneficial owners are as follows: Capital Research Global Investors, 333 South Hope Street, Los Angeles, California 90071; Carl C. Icahn, c/o Icahn Associates Corp., 767 Fifth Avenue, Suite 4700, New York, New York 10153; and Mark H. Rachesky, M.D. c/o MHR Fund Management LLC, 40 West 57th Street, 24th Floor, New York, NY 10019.

(2)

The percentage of total common shares owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of common shares deemed to be beneficially held by such person (or group of affiliated persons) as of August 5, 2011, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by (2) the sum of (A) 137,170,164 which is the number of common shares outstanding as of August 5, 2011; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of August 5, 2011 or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., October 4, 2011).

(3)	The information is based solely on a Schedule 13G/A filed on February 11, 2011 with the SEC by Capital Research Global Investors.

(4)

The number of common shares is based solely on an Amendment No. 51 to Schedule 13D filed on December 13, 2010 with the SEC by Carl C. Icahn. The common shares are held for the account of High River Limited Partnership (“High River”), which directly beneficially owns 8,954,490 common shares, Icahn Partners LP (“Icahn Partners”), which directly beneficially owns 13,031,594 common shares, Icahn Partners Master Fund LP (“Icahn Master”), which directly beneficially owns 15,372,255 common shares, Icahn Partners Master Fund II LP (“Icahn Master II”), which directly beneficially owns 5,381,689 common shares, and Icahn Partners Master Fund III LP (“Icahn Master III”), which directly beneficially owns 2,032,423 common shares. Barberry Corp. (“Barberry”) is the sole member of Hopper Investments LLC (“Hopper”), which is the general partner of High River. Beckton Corp. (“Beckton”) is the sole stockholder of Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), which is the general partner of Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”). Icahn Enterprises Holdings is the sole member of IPH GP LLC (“IPH”), which is the general partner of Icahn Capital LP (“Icahn Capital”). Icahn Capital is the general partner of each of Icahn Onshore LP (“Icahn Onshore”) and Icahn Offshore LP (“Icahn Offshore”). Icahn Onshore is the general partner of Icahn Partners. Icahn Offshore is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Each of Barberry and Beckton is 100% owned by Mr. Icahn. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of High River, Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to indirectly beneficially own the common shares which each of Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III owns.

(5)

The information is based solely on the information in a Form 4 filed with the SEC on April 1, 2011 by Dr. Rachesky. The shares reported therein are held for the accounts of (a) MHR Capital Partners Master Account LP, (b) MHR Capital Partners (100) LP, (c) MHR Institutional Partners II LP, (d) MHR Institutional Partners IIA LP, and (e) MHR Institutional Partners III LP. Additionally, Dr. Rachesky directly holds 18,344 shares. Includes 4,166 restricted share units vesting on or before October 4, 2011 and excludes 4,167 restricted share units, which are scheduled to vest on September 15, 2012.

SECURITY OWNERSHIP OF MANAGEMENT

The following table presents certain information about beneficial ownership of our common shares as of August 5, 2011 by (i) each current director, nominee for director and current executive officer, and (ii) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable. Except for common shares in brokerage accounts, which may, from time to time (and up to a maximum of 10,000 common shares), together with other securities in the account, serve as collateral for margin loans made in such accounts, no shares reported as beneficially owned have been pledged as security for any loan or indebtedness.

Name of Beneficial Owner(1)	Number of Shares(1)	Percent of Total(2)
Norman Bacal(3)	42,142	*
Steven Beeks(4)	710,906	*
Michael Burns(5)	2,161,646	1.6%
Joseph Drake(6)	1,075,760	*
Arthur Evrensel(7)	47,527	*
Jon Feltheimer(8)	2,740,101	2.0%
Frank Giustra	101,809	*
James Keegan	65,202	*
Morley Koffman(9)	69,648	*
Wayne Levin(10)	256,879	*
Harald Ludwig(11)	122,423	*
G. Scott Paterson(12)	263,174	*
Mark H. Rachesky, M.D.(13)	40,243,916	29.3%
Daryl Simm(14)	50,722	*
Hardwick Simmons(15)	75,574	*
Phyllis Yaffe(16)	15,651	*
All executive officers and current directors as a group (16 persons)	48,043,080	35.0%

*	Less than 1%

(1)

Pursuant to Rule 13d-3(d)(1) of the Exchange Act, amount includes vested restricted share units and restricted share units vesting and options exercisable within 60 days of August 5, 2011 (i.e., October 4, 2011).

(2)

The percentage of total common shares owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of common shares deemed to be beneficially held by such person (or group of affiliated persons) as of August 5, 2011, as determined in accordance with Rule 13d-3 under the Exchange Act by (2) the sum of (A) 137,170,164 which is the number of common shares outstanding as of August 5, 2011; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of August 5, 2011 or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., October 4, 2011).

(3)	Includes 4,166 restricted share units that will vest on or before October 4, 2011.

(4)	Includes 425,000 common shares subject to options that are fully exercisable on or before October 4, 2011. Excludes 850,000 cash-based share appreciation rights with an exercise price of $5.45.

(5)	Includes 1,050,000 common shares subject to options that are fully exercisable on or before October 4, 2011.

(6)	Includes 500,000 common shares subject to options that are fully exercisable on or before October 4, 2011.

(7)	Includes 4,167 restricted share units that will vest on or before October 4, 2011.

(8)	Includes 1,050,000 common shares subject to options that are fully exercisable on or before October 4, 2011.

(9)	Includes 4,167 restricted share units that will vest on or before October 4, 2011.

(10)	Excludes 700,000 cash-based share appreciation rights with an exercise price of $5.17.

(11)	Includes 4,167 restricted share units that will vest on or before October 4, 2011.

(12)	Includes 4,167 restricted share units that will vest on or before October 4, 2011.

(13)

The information is based solely on the information in a Form 4 filed with the SEC on April 1, 2011 by Dr. Rachesky. The shares reported therein are held for the accounts of (a) MHR Capital Partners Master Account LP, (b) MHR Capital Partners (100) LP, (c) MHR Institutional Partners II LP, (d) MHR Institutional Partners IIA LP, and (e) MHR Institutional Partners III LP. Additionally, Dr. Rachesky directly holds 18,344 shares. Includes 4,166 restricted share units vesting on or before October 4, 2011 and excludes 4,167 restricted share units, which are scheduled to vest on September 15, 2012.

(14)	Includes 4,166 restricted share units that will vest on or before October 4, 2011.

(15)	Includes 4,167 restricted share units that will vest on or before October 4, 2011.

(16)	Includes 4,166 restricted share units that will vest on or before October 4, 2011.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Directors

Upon the recommendation of the Nominating and Corporate Governance Committee, the 12 persons named below have been nominated for election as directors. Each nominee, if elected at the Annual Meeting, will serve until our 2012 Annual General Meeting of Shareholders, or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated in accordance with our Articles or applicable law.

The nominees have consented to serve on the Board and the Board has no reason to believe that they will not serve if elected. However, if any of them should become unavailable to serve as a director, and if the Board has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee. There are no family relationships among the nominees for directors or executive officers of the Company. Ages are as of August 5, 2011.

Norman Bacal

Age: 55
Director Since: December 2004

Business Experience: Mr. Bacal has been a partner with the law firm of Heenan Blaikie LLP since 1987, and has been co-managing partner of the firm since 1997. Heenan Blaikie LLP serves as the Company’s outside Canadian counsel.

Qualifications: Mr. Bacal is considered a leading expert in taxation issues related to the Canadian and international entertainment industry. Mr. Bacal has been recognized as one of the country’s best entertainment lawyers in the Guide to the Leading 500 Lawyers in Canada published by Lexpert/American Lawyer, the Guide to the Top 100 Industry Specialists in Canada, Lexpert/Thomson Canada, and was selected by his peers to be included in the 2011 edition of The Best Lawyers in Canada (Woodward/White). Mr. Bacal has also been awarded Martindale-Hubbell’s highest rating (“AV”) for his skills and sense of ethics. This experience, coupled with his representation of the entertainment industry before the Finance Committee of the House of Commons, positions Mr. Bacal as an invaluable advisor in the Company’s deliberations.

Residence: Toronto, Ontario, Canada

Michael Burns

Age: 52
Director Since: August 1999
Position with the Company: Mr. Burns has been our Vice Chairman since March 2000.
Business Experience: Mr. Burns served as Managing Director and Head of the Office at Prudential Securities Inc.’s Los Angeles Investment Banking Office from 1991 to March 2000.

Other Directorships: Mr. Burns is the Chairman and a co-founder of Novica.com, a private company, a director of Next Point, Inc., a private company of which the Company owns a 42% interest (“Break.com”), a director of TV Guide Entertainment Group, LLC, a private company of which the Company owns a 51% interest, and a member of the Board of Visitors of the John E. Anderson Graduate School of Management at the University of California at Los Angeles.

Qualifications: Since 1999, Mr. Burns joined Mr. Feltheimer in building the Company into a leading global entertainment company with annual revenue of approximately $1.6 billion in fiscal 2011. Through an accomplished career specialized in raising equity within the media and entertainment industry, Mr. Burns brings important business and financial expertise to the Board in its deliberations on complex transactions and other financial matters. Additionally, Mr. Burns’ extensive knowledge of and history with the Company, his financial and investment banking expertise, his in-depth understanding of our industry, his connections in the business community and relationships with our shareholders, makes Mr. Burns an invaluable advisor to the Board.

Residence: Santa Monica, California

Arthur Evrensel

Age: 53
Director Since: September 2001
Position with the Company: Mr. Evrensel is Chairman of the Compensation Committee of the Board.
Business Experience: Mr. Evrensel has been a partner with the law firm of Heenan Blaikie LLP since 1992.

Qualifications: Mr. Evrensel is a leading counsel in entertainment law relating to television and motion picture development, production, financing and distribution, as well as in the areas of new media and video game law. Mr. Evrensel is recognized as one of Canada’s leading entertainment lawyers in the Guide to the Leading 500 Lawyers in Canada published by Lexpert/American Lawyer since 2002, the Euromoney Legal Media Group’s Guide to the World’s Leading Technology, Media & Telecommunications Lawyers since 2005, and in The Best Lawyers in Canada (Woodward/White) since its inception. Mr. Evrensel has also published numerous articles on international co-productions and bank financing in the filmed entertainment industry, has lectured at McGill University, University of British Columbia and the University of Victoria, and has chaired numerous seminars and conferences on the film and television industry in Canada, the United States, China and England. This expertise, along with his in-depth understanding of our industry and his network in the business and entertainment community provide meaningful leadership for the Board.

Residence: North Vancouver, British Columbia, Canada

Jon Feltheimer

Age: 59
Director Since: January 2000
Position with the Company: Mr. Feltheimer has been Co-Chairman of the Board since June 2005, and our Chief Executive Officer since March 2000.

Business Experience: Mr. Feltheimer worked for Sony Pictures Entertainment from 1991 to 1999, serving as Founder and President of TriStar Television from 1991 to 1993, as President of Columbia TriStar Television from 1993 to 1995, and, from 1995 to 1999, as President of Columbia TriStar Television Group and Executive Vice President of Sony Pictures Entertainment.

Other Directorships: Mr. Feltheimer is a director of Horror Entertainment, LLC, a private company of which the Company owns a 34.5% interest (“FEARnet”), and a director of TV Guide Entertainment Group, LLC.

Qualifications: Since 2000 and during Mr. Feltheimer’s tenure, the Company has grown into a leading global entertainment company through a combination of organic growth and accretive strategic acquisitions. As our Chief Executive Officer, Mr. Feltheimer provides a critical link to management’s perspective in Board discussions regarding the businesses and strategic direction of the Company. With over 26 years of experience in the entertainment industry, Mr. Feltheimer brings an unparalleled level of strategic and operational experience to the Board, as well as an in-depth understanding of our industry and invaluable relationships in the business and entertainment community.

Residence: Los Angeles, California

Frank Giustra

Age: 53
Director Since: December 2010
Position with the Company: Mr. Giustra founded Lionsgate in 1997 and was our Chairman from 1997 to 2003. Mr. Giustra is a member of the Compensation Committee of the Board.

Business Experience: Since August 2007, Mr. Giustra has been the President and Chief Executive Officer of Fiore Financial Corporation (“Fiore”), a private boutique merchant banking firm focused on creating, financing, and launching investment opportunities in the natural resource sector. Fiore provides certain of its services exclusively to Endeavour Financial Corporation, of which Mr. Giustra was Chairman from January 2001 to August 2007.

Other Directorships: Since July 2010, Mr. Giustra has been a member of the Board of Directors of Eacom Timber Corporation (ETR: TSXV). From July 2008 to March 2011, Mr. Giustra was a member of the Board of Directors of Gold Wheaton Gold Corp., a former public company then listed on the Toronto Stock Exchange; from February 2010 to September 2010, Mr. Giustra was a member of the Board of Directors of Crew Gold Corporation (CRU: TSX); from October 2009 to September 2010, a member of the Board of Directors of Etruscan Resources Inc., a former public company then listed on the Toronto Stock Exchange; from April 2007 to June 2008, a member of the Board of Directors of Peak Gold Ltd., a former public company then listed on the TSX Venture Exchange; and from October 2005 to February 2007, a member of the Board of Directors of UrAsia Energy Ltd., a former public company then listed on the TSX Venture Exchange. Mr. Giustra is also a member of the Board of Trustees of the William J. Clinton Foundation and International Crisis Group, a director of the Radcliffe Foundation, and sits on the Board of Streettohome Foundation. In June 2007, Mr. Giustra and Former President Bill Clinton launched the Clinton Giustra Sustainable Growth Initiative, which focuses on alleviating poverty in the developing world in partnership with the global mining community.

Qualifications: Mr. Giustra’s reputation and relationships with the investment community, which includes investment banks, commercial banks, and large institutional equity investors, and his prior experience in the entertainment industry as the founder of the Company, provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on the Board.

Residence: Vancouver, British Columbia, Canada

Morley Koffman, Q.C.

Age: 81
Director Since: November 1997
Position with the Company: Mr. Koffman is Chairman of the Nominating and Corporate Governance Committee of the Board and a member of the Audit Committee of the Board.
Business Experience: Mr. Koffman is a lawyer with the firm of Koffman Kalef LLP, where he has practiced since 1993.
Other Directorships: From 1993 to 2009, Mr. Koffman was a director and Chairman of the Corporate Governance Committee of Ainsworth Lumber Co. Ltd. (ANS: TSX).

Qualifications: Mr. Koffman has considerable strength and experience as a corporate and commercial lawyer for the past 50 years. He has also been a director and member of audit committees and corporate governance committees of several public companies over his years of practice. Mr. Koffman’s legal background and knowledge of British Columbia law and long-time service on the Audit Committee and the Nominating and Corporate Governance Committee provide the Board with the perspective of an experienced lawyer who has evaluated operational and business issues similar to those facing the Company.

Residence: Vancouver, British Columbia, Canada

Harald Ludwig

Age: 56
Director Since: November 1997 to December 2004, reappointed in June 2005
Position with the Company: Mr. Ludwig is Co-Chairman of the Board and a member of the Strategic Advisory Committee of the Board.
Business Experience: Since 1985, Mr. Ludwig has served as President of Macluan Capital Corporation, a private equity firm.

Other Directorships: Mr. Ludwig is a director, a member of the Governance and Nominating Committee and Chairman of the Compensation Committee of West Fraser Timber Co. Limited (WFT: TSX); a director, Chairman of the Corporate Governance and Nominating Committee, and member of the Audit and Compensation Committees of Canadian Overseas Petroleum Limited (formerly Velo Energy, Inc.) (XOP: TSXV); a director, member of the Audit Committee and Chairman of the Compensation Committee of Prima Columbia Hardwood Inc. (PCT: TSXV); and a director, member of the Audit and Disclosure Committee and Chairman of the Compensation and Corporate Governance Committee of West African Iron Ore Corp. (WAI: TSXV). From 2007 to 2009, Mr. Ludwig was a director of Third Wave Acquisition Corp., a company formerly listed on the American Stock Exchange.

Qualifications: With over 30 years of business and investment experience, and as a founding partner or private equity investor in a number of North American and international private equity firms, hedge funds, mezzanine lenders, growth capital providers, distressed investment firms and real estate investment vehicles, Mr. Ludwig provides unique insight and valuable advice on business practices. Moreover, Mr. Ludwig’s practical business experience, financial and business acumen and his connections in the business community provide the Board with critical perspective on the business issues the Company faces and make him uniquely qualified to serve on the Board.

Residence: West Vancouver, British Columbia, Canada

G. Scott Paterson

Age: 47
Director Since: November 1997
Position with the Company: Mr. Paterson is Chairman of the Audit Committee of the Board and a member of the Strategic Advisory Committee of the Board.

Business Experience: Mr. Paterson is Vice Chairman of NeuLion Inc. (NLN: TSX). In October 2008, NeuLion merged with JumpTV Inc., a company where Mr. Paterson had been Chairman since January 2002. From October 1998 to December 2001, Mr. Paterson served as Chairman and Chief Executive Officer of Yorkton Securities, Inc. Mr. Paterson is also the former Chairman of the Canadian Venture Stock Exchange and a former Vice Chairman of the Toronto Stock Exchange. In 2009, Mr. Paterson obtained the Institute of Corporate Directors designation by graduating from the Rotman Institute of Corporate Directors at the University of Toronto.

Other Directorships: Mr. Paterson is Chairman of Automated Benefits Corp. (AUT: TSX) and Apogee Minerals Ltd. (APE: TSX). From 2003 to 2007, Mr. Paterson was a member of the Board and Audit Committee of Rand A Technology Corp., a public company then listed on the Toronto Stock Exchange; from 1994 to 2002, a member of the Board of Leitch Technology Corp., a public company then listed on the Toronto Stock Exchange; and from 2006 to 2008, a member of the Board of Pioneering Technology Corp., a public company then listed on the Toronto Venture Exchange. In addition, Mr. Paterson is Chairman of the Merry Go Round Children’s Foundation and a Governor of Ridley College.

Involvement in Legal Proceedings: In December 2001, Mr. Paterson entered into a settlement agreement with the Ontario Securities Commission in connection with conduct that was, in the view of the commission, contrary to the public interest in connection with certain corporate finance and trading activities engaged in by Mr. Paterson and the investment dealer with which he was associated. Mr. Paterson has fulfilled the terms of the settlement agreement which provided that he could not be registered under the Securities Act (Ontario) until December 19, 2003, that he make a voluntary payment to the commission of one million Canadian dollars and that he temporarily cease trading for a six-month period. There were no allegations of securities rule or law breaches.

Qualifications: Mr. Paterson’s investment banking background and experience with the Canadian securities industry, together with his management experience at entertainment-related companies provide the Board with significant operational and financial expertise with specific application to the entertainment industry. His varied service as a director and chairman of other public companies brings him a wide range of knowledge surrounding strategic transactions, board of director oversight, corporate responsibility, and Canadian securities regulations that is valuable to the Board when considering recommendations and decisions for the Company.

Residence: Toronto, Ontario, Canada

Mark H. Rachesky, M.D.

Age: 52
Director Since: September 2009
Position with the Company: Dr. Rachesky is Chairman of the Strategic Advisory Committee of the Board and a member of the Compensation Committee of the Board.

Business Experience: Dr. Rachesky is a co-founder and, since 1996, the President of MHR Fund Management LLC, an investment manager of various private investment funds that invest in inefficient market sectors, including special situation equities and distressed investments.

Other Directorships: Dr. Rachesky is the non-executive Chairman of the Board of Directors, member of the Executive Committee and Chairman of the Compensation Committee of Loral Space & Communications Inc. (LORL: NASDAQ), the non-executive Chairman of the Board and member of the Compensation & Corporate Governance Committee of Telesat Canada, the non-executive Chairman of the Board, Chairman of the Nominating and Corporate Governance Committee and member of the Compensation Committee of Leap Wireless International, Inc. (LEAP: NASDAQ), and a director and member of the Governance and Nominating Committee and the Compensation Committee of Emisphere Technologies, Inc. (EMIS: OTCBB). Additionally, since 2005, Dr. Rachesky has served as a member of the Board of Directors of NationsHealth, Inc., a company formerly listed on the OTCBB, and from 1999 to 2008, as a member of the Board of Directors of Neose Technologies, Inc.

Qualifications: Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships. In addition, as the President of MHR Fund Management LLC, with a demonstrated investment record in companies engaged in a wide range of businesses over the last 15 years, together with his experience as chairman and director of other public and private companies, Dr. Rachesky brings to the Board broad and insightful perspectives relating to economic, financial and business conditions affecting the Company and its strategic direction.

Residence: New York, New York

Daryl Simm

Age: 50
Director Since: September 2004
Position with the Company: Mr. Simm is a member of the Nominating and Corporate Governance Committee of the Board.
Business Experience: Since 1998, Mr. Simm has been Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc. (OMC:NYSE), of which he is an officer.

Qualifications: During his career, Mr. Simm has played a leading role in the decoupling of media services from ad agencies, resulting in the best media values and cost shares for clients. Under Mr. Simm’s tenure at Omnicom, the company has been honored as the world’s most creative media agency for a number of years by The Gunn Report for Media, which evaluates global media creativity. Additionally, Mr. Simm has received numerous industry awards over the years, including “Media Maven” by Advertising Age and the Media Executive of the Year and Media Innovator Awards. This knowledge and experience in leading a highly successful, entrepreneurial, creative-led agency provides meaningful leadership in these areas to the Board.

Residence: Greenwich, Connecticut

Hardwick Simmons

Age: 71
Director Since: June 2005
Position with the Company: Mr. Simmons is a member of the Audit Committee of the Board and the Strategic Advisory Committee of the Board.

Business Experience: Mr. Simmons currently serves as President and a Director of the Stonetex Oil Company and as a Director of Invivoscribe, Inc. From February 2001 to June 2003, Mr. Simmons served first as Chief Executive Officer and then as Chairman and Chief Executive Officer at The NASDAQ Stock Market Inc. From May 1991 to December 2000, Mr. Simmons served as President and Chief Executive Officer of Prudential Securities Incorporated.

Other Directorships: Mr. Simmons is currently the lead director, Chairman of the Audit Committee and a member of the Corporate Governance, Nominating and Compensation Committee for Raymond James Financial (RJF: NYSE). Additionally, from 2007 to 2009, Mr. Simmons was a director of Geneva Acquisition Corp., a company listed on the American Stock Exchange.

Qualifications: Mr. Simmons, through an accomplished career overseeing one of the largest equity securities trading markets in the world and other large complex financial institutions, brings important business and financial expertise to the Board in its deliberations on complex transactions and other financial matters. In addition, his broad business knowledge, connections in the business community, and valuable insight regarding investment banking and regulation is relevant to the Board’s oversight of the Company’s business.

Residence: Marion, Massachusetts

Phyllis Yaffe

Age: 62
Director Since: September 2009
Position with the Company: Ms. Yaffe is a member of the Audit Committee of the Board and the Nominating and Corporate Governance Committee of the Board.

Business Experience: From June 2005 to December 2007, Ms. Yaffe was Chief Executive Officer and a member of the board of directors of Alliance Atlantis Communications, a media company for whom she has worked in several capacities since 1998. Alliance Atlantis Communications was acquired in 2007 by CanWest Global Communications.

Other Directorships: Ms. Yaffe is Lead Director, the Chair of the Nominating and Governance Committee and a member of the Salary and Organization Committee of Torstar Corporation (TS.B: TSX), a director of Astral Media, Inc. (ACM: TSX), and the Chair of the Board of Cineplex Entertainment LP. Cineplex Inc. owns approximately 99.6% of Cineplex Entertainment LP (CGX: TSX). Ms. Yaffe is also Chair of the Board of Governors of Ryerson University, and the Chair of Women Against Multiple Sclerosis (Canada).

Qualifications: Ms. Yaffe has extensive experience in the entertainment industry. At Alliance Atlantis, Ms. Yaffe was responsible for overseeing worldwide operations, including all of its Canadian specialty television channels, its international television distribution business and the hit CSI franchise. In 1999, Ms. Yaffe was selected as the Canadian Women in Communications Woman of the Year, and received the Lifetime Achievement Award from Women in Film and Television in April 2000. In 2006, Ms. Yaffe was included in the Women’s Executive Network’s list of Canada’s 100 Most Powerful Women and in November 2007, she was inducted into the Canadian Association of Broadcasters’ Broadcast Hall of Fame. Ms. Yaffe brings to the Board new broadcast expertise as the Company continues its successful diversification into television production and broadcasting.

Residence: Toronto, Ontario, Canada

Vote Required and Board Recommendation

The affirmative vote of a majority of votes cast by holders of the common shares present at the Annual Meeting or represented by proxy is required for the election of each of the nominated directors. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the election of each of the nominated directors.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR. THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

PROPOSAL 2

RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the request of the Audit Committee, Ernst & Young LLP will be nominated at the Annual Meeting for re-appointment as the Company’s independent registered public accounting firm at a remuneration to be fixed by the Audit Committee. Ernst & Young LLP has been our independent registered public accounting firm since August 2001.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions from shareholders.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of votes cast by holders of the common shares present at the Annual Meeting or represented by proxy is required for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY TO HOLD OFFICE UNTIL THE CLOSE OF THE 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS, OR UNTIL A SUCCESSOR IS APPOINTED, AT A REMUNERATION TO BE DETERMINED BY THE AUDIT COMMITTEE. THE BOARD RECOMMENDS THEIR RE-APPOINTMENT.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers (as defined below) as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Vote Required

Approval of this Proposal No. 3 requires the affirmative vote of the holders of a majority of the Company’s common stock present at the Annual Meeting in person or by proxy and entitled to vote on this proposal. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the advisory vote to approve executive compensation.

Recommendation of the Board

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As described in Proposal 3 above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program.

This Proposal 4 affords shareholders the opportunity to cast an advisory vote on how often the Company should include an advisory vote on executive compensation in its proxy materials for future annual general meetings of shareholders (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal 4, shareholders may vote to have future advisory votes on executive compensation every year, every two years or every three years.

The Company believes that advisory votes on executive compensation should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program. The Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by shareholders in these advisory votes on executive compensation and will consider the outcome of these votes in making its decisions on executive compensation.

This proposal is advisory only and will not be binding on the Company, the Board or the Compensation Committee. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to the Company’s executive compensation program.

In voting on this proposal, shareholders will be able to indicate their preference regarding the frequency of future advisory votes on executive compensation by specifying a choice of one year, two years or three years. Shareholders that do not have a preference regarding the frequency of future advisory votes on executive compensation should abstain from voting on the proposal. Shareholders will not be voting to approve or disapprove the recommendation of the Board.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY ONE YEAR (AS OPPOSED TO EVERY TWO YEARS OR EVERY THREE YEARS).

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Leadership Structure

The Board is comprised of the following members:

•	an independent, non-executive Co-Chairman;
•	an executive Co-Chairman;
•	an executive Vice Chairman; and
•	nine other independent directors (see Director Independence below).

Mr. Feltheimer is the Chief Executive Officer of the Company, and together with Mr. Burns, the Company’s Vice Chairman, has led the Company’s development over the past 11 years. The Board believes it is appropriate for Mr. Feltheimer to be Co-Chairman of the Board in an executive capacity, as he is responsible for the day-to-day supervision, management and control of the business and affairs of the Company, develops its strategic direction, and serves as a bridge between management and the Board to support the alignment of the goals of both.

Mr. Ludwig, the Co-Chairman of the Board, is the lead independent director of the Board. Mr. Ludwig provides leadership as a non-executive Co-Chairman and helps ensure independent oversight over the Company. Mr. Ludwig also presides over the regularly scheduled executive sessions of the non-management directors. In support of the independent oversight of management, the non-management directors routinely meet and hold discussions without management present.

The Company believes that this structure is most appropriate for the Company, since the two positions serve different functions.

In keeping with good corporate governance practices, we maintain a majority of independent directors. The Board currently has ten independent members. A number of our independent Board members are currently serving or have served as directors or as members of senior management of other public companies. The Audit Committee and Compensation Committee are comprised solely of independent directors, each with a different independent director serving as chairperson of the committee. We believe that the number of independent experienced directors that make up the Board, along with the independent oversight of the Board by the non-executive Co-Chairman, benefits the Company and our shareholders.

Board Role in Risk Oversight

The Company’s management is responsible for communicating the most material risks to the Board and its committees, who provide oversight over the risk management practices implemented by management. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board may maintain oversight over such risks through the receipt of reports from the committee to the full Board. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a committee. The Board and committee reviews occur principally through the receipt of reports from Company management on these areas of risk and discussions with management regarding risk assessment and risk management.

Full Board.    At its regularly scheduled meetings, the Board generally receives reports from management which include information relating to specific risks faced by the Company. As appropriate, the Company’s Chief Executive Officer or other members of senior management provide strategic and operational reports, which include risks relating to the Company’s core theatrical film, home entertainment and television business, as well as the Company’s new business ventures. The Company’s Vice Chairman reports on the Company’s various investments, including analysis of prospective capital sources and uses. The Company’s Chief Financial Officer reports on credit and liquidity risks, the integrity of internal controls over financial reporting and on internal audit activities. The Company’s General Counsel reports on legal risks and reviews material litigation with the Board.

Additionally, at each regularly scheduled Board meeting, the full Board may receive reports from individual committee chairpersons, which may include a discussion of risks initially overseen by the committees for discussion and input from the full Board. As noted above, in addition to these regular reports, the Board receives reports on specific areas of risk from time to time, such as cyclical or other risks that are not covered in the regular reports given to the Board and described above. Outside of formal meetings, Board members also have regular access to senior executives, including the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel and other division heads. The committee and management reports and real-time management access collectively provide the Board with integrated insight on the Company’s management of its risks.

Committees.    The Board also carries out its oversight responsibility through the delegation to its committees of responsibilities related to the oversight of certain risks, as follows:

•

The Audit Committee, as part of its internal audit and independent auditor oversight, is responsible for reviewing the Company’s risk assessment and risk management and discusses risks as they relate to its review of the Company’s financial statements, the evaluation of the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements, performance of the internal audit function, and review of related party transactions, among other responsibilities set forth in the Audit Committee’s charter.

•	The Compensation Committee monitors risks related to the Company’s compensation practices, including practices related to equity programs, other executive or Company wide incentive programs.

•

The Nominating and Corporate Governance Committee oversees risk as it relates to monitoring developments in law and practice with respect to the Company’s corporate governance processes, independence of the Board of Directors and director and management succession and transition.

Role of the Board

The Board reviews and regularly monitors the effectiveness of the Company’s fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives, and seeks to enhance shareholder value over the long term. The key practices and procedures of the Board are outlined in our Corporate Governance Guidelines available on the Investors/Corporate Governance section of our website at www.lionsgate.com.

The Board held a total of twenty one meetings in fiscal 2011 (including regularly scheduled and special meetings of the Board, which were held in person or via teleconference) and took action via unanimous written consent three times. Other than Dr. Rachesky, each director attended at least 75% of the aggregate number of meetings of the Board and, other than as described below, meetings of committees on which he or she served in fiscal 2011. All directors are invited, but not required, to attend the Annual Meeting. All of our then current directors attended our 2010 Annual General Meeting of Shareholders in person.

Board Committees and Responsibilities

The Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic Advisory Committee. The table below provides current membership information for our standing committees, as well as meeting information for such committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Advisory Committee

Norman Bacal *

Michael Burns

Arthur Evrensel *

Jon Feltheimer

Frank Giustra *

Morley Koffman *

Harald Ludwig *

G. Scott Paterson *

Mark H. Rachesky, M.D. *

Daryl Simm *

Hardwick Simmons *

Phyllis Yaffe *

Meetings held in fiscal 2011 (in person or via teleconference)	4	14	4	4

*	Independent Director Chairman Member Financial Expert

Audit Committee

Number of Members:	4
Current Members:	G. Scott Paterson, Chairman Morley Koffman Hardwick Simmons Phyllis Yaffe
Meetings held in fiscal 2011:	4

Messrs. Paterson (Chairman), Koffman, Simmons and Ms. Yaffe are the current members of the Audit Committee. Mr. Simmons joined the Audit Committee in February 2011. The Audit Committee held four meetings during fiscal 2011 (in person or via teleconference). The Audit Committee is governed by a written charter adopted by the Board, as amended on August 4, 2011. The full text of the charter is available in the Investors/Corporate Governance section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

Pursuant to its charter, the duties and responsibilities of the Audit Committee include, among other things, the following:

•	overseeing the integrity of the Company’s financial statements;
•	overseeing the Company’s compliance with legal and regulatory requirements;
•	overseeing the independent auditor’s qualifications and independence;
•	overseeing the performance of the Company’s internal audit function and independent auditor; and
•	preparing the reports required by applicable SEC and Canadian securities commissions disclosure rules.

The Board has determined that each member of the Audit Committee qualifies as an “independent” director under the New York Stock Exchange (the “NYSE”) listing standards and the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(1) under the Exchange Act. Additionally, the Board has determined that Mr. Paterson is an “audit committee financial expert” under applicable SEC rules and Canadian securities laws, regulations, policies and instruments, and has “accounting or related financial management expertise” under the NYSE listing standards.

Compensation Committee

Number of Members:	3
Current Members:	Arthur Evrensel, Chairman Frank Giustra Mark H. Rachesky, M.D.
Meetings held in fiscal 2011:	14

Messrs. Evrensel (Chairman), Giustra and Rachesky are the current members of the Compensation Committee. Messrs. Giustra and Rachesky joined the Compensation Committee in February 2011. The Compensation Committee held fourteen meetings during fiscal 2011(in person or via teleconference). The Compensation Committee is governed by a written charter adopted by the Board, as amended on August 4, 2011. The full text of the charter is available in the Investors/Corporate Governance section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

Pursuant to its charter, the duties and responsibilities of the Compensation Committee include, among other things, the following:

•	reviewing, evaluating and making recommendations to the Board with respect to management’s proposals regarding the Company’s overall compensation policies;
•	evaluating the performance of and reviewing and approving the level of compensation for our Chief Executive Officer and Vice Chairman;
•

in consultation with our Chief Executive Officer, considering and approving the compensation arrangements for the other executive officers and employees of the Company with compensation arrangements that meet the requirements for Compensation Committee review;

•

reviewing and recommending for adoption by the Board incentive compensation plans and equity compensation plans and administering such plans and approving award grants thereunder to eligible persons; and

•	reviewing and recommending to the Board compensation for the Board and committee members.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate, but no subcommittee will have final decision-making authority on behalf of the Board unless so authorized. The Compensation Committee has no current intention to delegate any of its authority to any subcommittee. Our executive officers, including the Named Executive Officers, do not have any role in determining the form or amount of compensation paid to the Named Executive Officers and our other senior executive officers. However, our Chief Executive Officer and Chief Operating Officers makes recommendations to the Compensation Committee with respect to compensation paid to the other executive officers. Pursuant to its charter, the Compensation Committee is also authorized to retain independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties.

See Item 11, Executive Compensation for additional discussion of the Compensation Committee’s role and responsibilities.

The Board has determined that each member of the Compensation Committee qualifies as an “independent” director under the NYSE listing standards.

Nominating and Corporate Governance Committee

Number of Members:	3
Current Members:	Morley Koffman, Chairman Daryl Simm Phyllis Yaffe
Meetings held in fiscal 2011:	4

Messrs. Koffman (Chairman), Simm and Ms. Yaffe are the current members of the Nominating and Corporate Governance Committee. Ms. Yaffe joined the Nominating and Corporate Governance Committee in February 2011. The Nominating and Corporate Governance Committee held four meetings during fiscal 2011(in person or via teleconference). The Nominating and Corporate Governance Committee is governed by a written charter adopted by the Board, as amended on August 4, 2011. The full text of the charter is available in the Investors/Corporate Governance section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

Pursuant to its charter, the duties and responsibilities of the Nominating and Corporate Governance Committee include, among other things, the following:

•	identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board, including those recommended by our shareholders;
•	selecting, or recommending that the Board select, the director nominees for each annual meeting of shareholders;
•	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company; and
•	overseeing the evaluation of the Board and management.

The Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election. In considering candidates for the Board, the Nominating and Corporate Governance Committee reviews the entirety of each candidate’s credentials. In particular, the committee’s assessment of potential candidates for election includes, but is not limited to, consideration of: (i) relevant knowledge and diversity of background and experience; (ii) understanding of the Company’s business; (iii) roles and contributions valuable to the business community; (iv) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (v) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings; (vi) compatibility with our Chief Executive Officer, senior management and the culture of the Board; and (vii) other factors deemed relevant. With regard to diversity, the Company is committed to considering candidates for the Board regardless of gender, ethnicity and national origin.

The Nominating and Corporate Governance Committee assesses the Board’s current and anticipated strengths and needs based upon the Board’s then-current profile and the Company’s current and future needs, and screens the slate of candidates to identify the individuals who best fit the criteria listed above. During the selection process, the Nominating and Corporate Governance Committee seeks inclusion and diversity within the Board. Although we do not currently have a policy with regard to the consideration of diversity in identifying candidates for election to the board, the Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board, and takes diversity considerations into account when identifying candidates. The Nominating and Corporate Governance Committee utilizes a broad conception of diversity, including diversity of professional experience, employment history, prior experience on other boards of directors, and more familiar diversity concepts such as race, gender and national origin. These factors, and others considered useful by the Nominating and Corporate Governance Committee, will be reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. Prior to the nomination of a new director, the Nominating and Governance Committee follows prudent practices, such as interviews of the potential nominee conducted by members of the Board and senior management.

For instructions on how shareholders may submit recommendations for director nominees to the Nominating and Corporate Governance Committee, see Shareholder Communications below.

The Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as an “independent” director under the NYSE listing standards.

Strategic Advisory Committee

Number of Members:	4
Current Members:	Mark H. Rachesky, M.D., Chairman Harald Ludwig G. Scott Paterson Hardwick Simmons
Meetings held in fiscal 2011:	4

Messrs. Rachesky (Chairman), Ludwig, Paterson and Simmons are the current members of the Strategic Advisory Committee. Dr. Rachesky became Chairman of the Strategic Advisory Committee in February 2011. The Strategic Advisory Committee held fourteen meetings during fiscal 2011(in person or via teleconference). The Strategic Advisory Committee is responsible for reviewing the Company’s strategic plan, meeting with management on a periodic basis to review operations against the plan, as well as overseeing preliminary negotiations regarding strategic transactions and, when applicable, acting as a pricing and approval committee on certain transactions.

Each member of the Strategic Advisory Committee qualifies as an “independent” director under the NYSE listing standards.

Shareholder Communications

Shareholders and interested parties who would like to communicate with the Board or our non-employee directors as a group may do so by writing to the Board or our non-employee directors as a group, care of our Corporate Secretary, at either of our principal executive offices. The complete text of our Policy on Shareholder Communications is available in the Investors/Corporate Governance section on our website at www.lionsgate.com. Our Corporate Secretary will log in all shareholder and interested party correspondence and forward to the director addressee(s) all communications that, in his judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for board of director review will be handled by our Corporate Secretary. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of the Chairman of the Audit Committee.

Shareholder recommendations for director nominees are welcome and should be sent to our General Counsel at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, who will forward such recommendations to the Chairman of the Nominating and Corporate Governance Committee. At the time a shareholder makes a recommendation the shareholder must provide:

•	the name and address of the shareholder who makes the recommendation and of the candidate(s);
•	all information about the candidate(s) that we would be required to disclose in a proxy statement in accordance with the Exchange Act;
•	certification of whether the candidate meets the requirements to be
•	independent under the NYSE listing standards,
•	unrelated under the British Columbia Act,

•	a non-management director under Rule 16b-3 of the Exchange Act, and
•	an outside director under §162(m) of the Internal Revenue Code;
•	proof of the candidate’s consent to serve on the Board if nominated and elected;
•	proof of the candidate’s agreement to complete, upon request, any questionnaire(s) customary for the Company’s directors; and
•	if a shareholder recommending a candidate is not a record holder the shareholder must provide evidence of eligibility as set forth in Exchange Act Rule 14a-8(b)(2).

The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders in the same manner as candidates recommended by other sources, using criteria, if any, developed by the committee and approved by the Board, from time to time.

Our policy on shareholder and interested party communications may be amended at any time with the consent of the Nominating and Corporate Governance Committee.

Codes of Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, and a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Each of these codes is available in the Investors/Corporate Governance section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary. We will disclose on our website when there have been waivers of, or amendments to, either code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or persons performing similar functions.

Director Independence

It is the policy of the Board that a majority of directors be “independent” of the Company and of the Company’s management. For a director to be deemed “independent,” the Board shall affirmatively determine that the director has no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates. In making this determination, the Board shall apply, at a minimum and in addition to any other standards for independence established under applicable statutes and regulations, the following standards, which are available in the Investors/Corporate Governance section on our website at www.lionsgate.com and which may be amended or supplemented, from time to time:

•

A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years an executive officer of the Company will not be deemed independent. Employment as an interim Chairman or Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following that employment.

•

A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer, and compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company will not be considered in determining independence under this test.

•

(A) A director who is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and personally works on the listed Company’s audit; or (D) a director who was, or whose immediate family member was, within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time will not be deemed independent.

•

A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the time serves or served on that company’s compensation committee will not be deemed independent.

•

A director who is a current employee, or whose immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, will not be deemed independent. In applying this test, both the payments and the consolidated gross revenues shall be those reported in the last completed fiscal year.

Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in August 2011. During the annual review, the Board considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates, including those reported under the heading Certain Relationships and Related Transactions above. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in our Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is “independent.” The Nominating and Corporate Governance Committee, with assistance from counsel, regularly reviews our Corporate Governance Guidelines to ensure their compliance with Canadian law and SEC and NYSE regulations. The full text of our Corporate Governance Guidelines is available on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

As a result of this review, the Board affirmatively determined that each of Messrs. Bacal, Evrensel, Giustra, Koffman, Ludwig, Paterson, Dr. Rachesky, Simm, Simmons and Ms. Yaffe are “independent” under our Standards for Director Independence, Canadian standards, SEC rules and regulations and the NYSE listing standards. Each of these directors meets the independence requirements adopted by the Board as set forth above and has no other material relationships with the Company that the Board, after considering all relevant facts and circumstances, believes would interfere with the exercise of independent judgment in carrying out such director’s responsibilities.

In making its determination that Messrs. Bacal and Evrensel are “independent” directors, the Board noted that Heenan Blaikie LLP, of which Messrs. Bacal and Evrensel are partners, is the Company’s outside Canadian corporate counsel. Given that neither Mr. Bacal nor Mr. Evrensel directly represented the Company in any legal matters in fiscal 2011 and the Company’s payments to Heenan Blaikie LLP for services rendered in fiscal 2011 represented less than 2% of such firm’s total consolidated gross revenues, the Board concluded that this relationship does not affect their status as “independent” directors.

Director Compensation

The Compensation Committee reviews and makes recommendations to the Board with respect to compensation of the Board and committee members. Directors who are employees of the Company receive no compensation for service as members of the Board. Directors who are not also our employees (“Non-Employee Directors”) are entitled to receive an annual retainer of $40,000 and an additional retainer of $15,000 if such director acts as Chairman of the Audit Committee, or $10,000 if such director acts as Chairman of the Compensation Committee, the Nominating and Corporate Governance Committee or the Strategic Advisory Committee. The non-employee Co-Chairman of the Board is entitled to receive an additional annual retainer of

$52,000. In addition, each Non-Employee Director is entitled to receive a fee of $1,400 for each meeting of the Board or any committee thereof that the director attends in person, via teleconference or via videoconference.

Additionally, in May 2010, the Compensation Committee engaged Mercer to conduct an assessment of market practices for special committee compensation. For its assessment, Mercer utilized its proprietary board of director compensation database to analyze typical compensation structures for special committees, highlighting companies based on revenue between $750 million and $5 billion, companies that had established temporary special committees to address critical issues and companies with significant committee activity. Based on this assessment, for their services on the Special Committee of the Board (the “Special Committee”) which was formed by the Board in March 2009 and reconfirmed in February 2010, each member earned a fee of $10,000 per month and received a one-time fee of $10,000 (other than the Chairman) in October 2010. Additionally, Mr. Ludwig, as Chairman of the Special Committee, received an additional one-time fee of $60,000 in October 2010.

The retainers and fees for Non-Employee Directors are paid, at the director’s election, either 50% in cash and 50% in the form of our common shares or 100% in the form of our common shares, except that the additional annual retainer for our non-employee Co-Chairman is paid 50% in cash and 50% in the form of our common shares. Retainers are generally paid in two installments each year, with the number of shares to be delivered in payment of any retainer to be determined by dividing the dollar amount of the retainer to be paid in the form of common shares by the average closing price of our common shares for the last five business days prior to payment.

Non-Employee Directors are also granted 12,500 restricted share units upon first being elected or appointed to the Board and an additional 12,500 restricted share units after five years of service on the Board. The restricted share units vest in annual installments over three years following the date of grant and are paid upon vesting in an equivalent number of our common shares. We require that Non-Employee Directors maintain an ownership position in the Company of at least $100,000 of our common shares, with new directors having three years from their initial election to the Board to reach this ownership threshold.

Pursuant to our policies, we also reimburse our directors for reasonable expenses incurred in the performance of their duties, including reimbursement for air travel and hotel expenses.

The following table presents information regarding compensation paid to each of our Non-Employee Directors for services rendered during fiscal 2011. Compensation paid to Messrs. Feltheimer and Burns, each of whom is also employed by us, is presented in the Summary Compensation table and the related explanatory tables.

DIRECTOR COMPENSATION — FISCAL 2011

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Norman Bacal	$69,400	$—	$—	$—	$—	$—	$69,400
Arthur Evrensel	$94,800	$—	$—	$—	$—	$—	$94,800
Frank Giustra(4)	$16,023	$83,000	$—	$—	$—	$—	$99,023
Morley Koffman	$209,200	$—	$—	$—	$—	$—	$209,200
Harald Ludwig	$322,253	$—	$—	$—	$—	$—	$322,253
G. Scott Paterson	$95,600	$—	$—	$—	$—	$—	$95,600
Mark H. Rachesky, M.D.	$61,147	$—	$—	$—	$—	$—	$61,147
Daryl Simm	$86,200	$—	$—	$—	$—	$—	$86,200
Hardwick Simmons	$196,400	$91,625	$—	$—	$—	$—	$288,025
Brian V. Tobin(5)	$171,177	$—	$—	$—	$—	$—	$171,177
Phyllis Yaffe	$75,000	$—	$—	$—	$—	$—	$75,000

(1)

The amounts reported in column (b) represent director annual retainer, chairman fees and meeting fees earned during fiscal 2011, paid, at the director’s election, either 50% in cash and 50% in the form of our common shares, or 100% in the form of our common shares. The value of the common shares is calculated using the average closing price of our common shares for the last five business days prior to payment. Payments of common shares are made twice a year in April and October of each year. During fiscal 2011, our Non-Employee Directors who elected to receive 50% of their retainers and fees in the form of common shares received the following number of shares: Mr. Evrensel, 6,926 shares, Mr. Koffman, 15,211 shares, Mr. Ludwig, 23,563 shares, Mr. Simm, 6,308 shares, Mr. Simmons, 14,270 shares, Mr. Tobin, 12,329 shares and Ms. Yaffe, 5,502 shares. During fiscal 2011, our Non-Employee Directors who elected to receive 100% of their retainers and fees in the form of common shares received the following number of shares: Mr. Bacal, 10,167 shares, Mr. Giustra, 2,588 shares, Mr. Paterson, 14,087 shares and Dr. Rachesky, 9,134 shares.

(2)

The amounts reported in columns (c) and (d) of the table above reflect the aggregate grant date fair value of these awards as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 16 to the Company’s Consolidated Financial Statements, included as part of the Company’s 2011 Annual Report on Form 10-K filed with the SEC on May 31, 2011 and incorporated herein by reference.

(3)

The following table presents the number of unvested stock awards held by each of our Non-Employee Directors as of March 31, 2011. No Non-Employee Directors held any outstanding option awards as of that date.

Director	Number of Unvested Shares of Restricted Share Units as of 3/31/11
Norman Bacal	8,333
Arthur Evrensel	4,167
Frank Giustra	12,500
Morley Koffman	4,167
Harald Ludwig	4,167
G. Scott Paterson	4,167
Mark H. Rachesky, M.D.	8,333
Daryl Simm	8,333
Hardwick Simmons	12,500
Brian Tobin	—
Phyllis Yaffe	8,333

Pursuant to our compensation program for Non-Employee Directors, as described above, Mr. Simmons was granted 12,500 restricted share units on September 15, 2010 as he has served on the Board for at least five years as of that date. The grant date fair value of this award was $91,625. Additionally, as a new director, Mr. Giustra was granted 12,500 restricted share units on December 14, 2010. The grant date fair value of this award was $83,000.

(4)	Mr. Giustra was elected to the Board at the 2010 Annual Meeting of Shareholders on December 14, 2010.

(5)	Mr. Tobin resigned from the Board effective December 14, 2010.

MANAGEMENT

Biographical Information

The following is a list of our executive officers followed by their biographical information (other than for Messrs. Feltheimer and Burns, whose biographical information appears above). Ages are as of August 5, 2011.

Name	Age	Position
Jon Feltheimer	59	Chief Executive Officer and Co-Chairman
Michael Burns	52	Vice Chairman and Director
Steven Beeks	54	President and Co-Chief Operating Officer
Joseph Drake	50	Co-Chief Operating Officer and President, Motion Picture Group
James Keegan	53	Chief Financial Officer and Chief Administrative Officer
Wayne Levin	48	General Counsel and Executive Vice President, Corporate Operations

Steven Beeks.    Mr. Beeks has been our Chief Operating Officer since April 2007, Co-Chief Operating Officer since September 2007, President since July 2006 and President of Lions Gate Entertainment Inc., our wholly owned subsidiary, since December 2003. From January 1998 until December 2003, Mr. Beeks served as President of Artisan Home Entertainment Inc. Mr. Beeks’ place of residence is Santa Monica, California.

Joseph Drake.    Mr. Drake has been our Co-Chief Operating Officer and President, Motion Picture Group, since September 2007. From March 2001 to September 2007, Mr. Drake was the President of Mandate Pictures, LLC (“Mandate Pictures”), a worldwide independent film producer, financier and distributor, which we acquired in September 2007. Mr. Drake’s place of residence is Los Angeles, California.

James Keegan.    Mr. Keegan has been our Chief Financial Officer since September 2002 and our Chief Administrative Officer since April 2002. From September 1998 to April 2002, Mr. Keegan was the Chief Financial Officer of Artisan Entertainment Inc. From April 1989 to March 1990, Mr. Keegan was Controller of Trimark Holdings, Inc. and from March 1990 to August 1998, he was the Chief Financial Officer of Trimark Holdings, Inc. Mr. Keegan’s place of residence is Ventura, California.

Wayne Levin.    Mr. Levin has been our Executive Vice President, Corporate Operations since February 2004 and our General Counsel since November 2000. Previously, Mr. Levin had been our Executive Vice President, Legal and Business Affairs since November 2000. Mr. Levin worked for Trimark Holdings, Inc. from September 1996 to November 2000, first as Director of Legal and Business Affairs from 1996 to 1998, and then as General Counsel and Vice President from 1998 to 2000. Mr. Levin’s place of residence is Tarzana, California.

Appointment of Executive Officers

Our officers are appointed and serve at the discretion of the Board. The employment agreements for the Named Executive Officers (as defined under Item 11, Executive Compensation below) are described in Executive Compensation Information — Description of Employment Agreements — Salary and Bonus Amounts below.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of the Company’s executive compensation philosophy and objectives as well as the analysis that the Compensation Committee performs in setting executive compensation. In doing so, it describes the material elements of compensation awarded to, earned by or paid to the individuals who served as our principal executive officer or our principal financial officer during fiscal 2011, and our three other most highly compensated executive officers (the “Named Executive Officers”). During fiscal 2011, the Named Executive Officers were:

•	Jon Feltheimer, our Chief Executive Officer and Co-Chairman;
•	Michael Burns, our Vice Chairman and Director;
•	Joseph Drake, our Co-Chief Operating Officer and President, Motion Picture Group;
•	James Keegan, our Chief Financial Officer and Chief Administrative Officer; and
•	Wayne Levin, our General Counsel and Executive Vice President, Corporate Operations.

Executive Compensation Program Objectives

The goal of the Company’s executive compensation program is to facilitate the creation of long-term value for the Company’s shareholders by attracting, motivating, and retaining qualified senior executive talent. To this end, the Company has designed and administered the Company’s compensation program to appropriately reward its executives for sustained financial and operating performance, to align their interests with those of the Company’s shareholders, and to encourage them to remain with the Company for long and productive careers. To achieve alignment with shareholder interests, the Compensation Committee believes that the Company’s compensation program provides significant, but appropriate, rewards for outstanding performance. The majority of the Company’s senior executives’ compensation is “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based upon Company and individual performance. The Compensation Committee’s general philosophy is that bonus and equity compensation should fluctuate with the Company’s success in achieving financial and other goals, and that the Company should continue to use long-term compensation such as restricted share units, share appreciation rights (“SARs”) and stock options to align shareholders’ and executives’ interests. While a significant portion of compensation may fluctuate with annual results, the total program is structured to emphasize long-term performance and sustained growth in shareholder value. The Compensation Committee views the executive compensation program as one in which the individual components combine together to create a total compensation package for each Named Executive Officer that achieves these objectives and has a targeted value at approximately the 25th percentile of total direct compensation of the peer group companies identified below.

Process for Determining Executive Compensation

Role of the Compensation Committee

The Company’s executive compensation program is administered by the Compensation Committee. The Compensation Committee, working with management, determines and implements the Company’s executive compensation philosophy, structure, policies and programs, and administers and interprets the Company’s compensation and benefit plans.

Role of Management

Throughout the year, the Compensation Committee requests various types of information from management, in order to align the design and operation of the executive compensation programs with the Company’s business strategies and objectives. At various times during fiscal 2011, our Chief Executive Officer and our Chief Operating Officers were invited by the Compensation Committee to attend relevant portions of the Compensation Committee meetings in order to provide information and answer questions regarding the

Company’s strategic objectives and financial performance that impact the Compensation Committee’s functions. Generally, these Named Executive Officers make recommendations to the Compensation Committee with respect to salary, bonus, and long-term incentive awards for other executive officers (other than themselves), based on competitive market information described below, the Company’s compensation strategy, their subjective assessment of the particular executive’s individual performance, and the experience level of the particular executive. The Compensation Committee discusses with the Named Executive Officer his recommendations and either approves or modifies the recommendations in its discretion. None of the Named Executive Officers are members of the Compensation Committee or otherwise have any role in determining their own compensation. The Compensation Committee reports to the Board on all compensation matters regarding our executives and other key salaried employees.

Role of Compensation Consultant

From time to time, the Compensation Committee retains the services of outside compensation consultants to provide assistance in its review and determination of our executive compensation program. During fiscal 2010, the Compensation Committee retained the services of Mercer (US), Inc. (“Mercer”), outside compensation consultants, to assist the committee in evaluating the Company’s compensation programs, policies and objectives, and to provide advice and recommendations on the amount and form of executive and director compensation. In addition to discussing their review with the Compensation Committee, Mercer also contacted members of senior management and employees in our human resources and legal departments to obtain historical data and insight into the Company’s business strategy and compensation practices.

Mercer reviewed and used the Entertainment Industry Survey created by third-party compensation firm Towers Watson to assess the Company’s executive compensation levels for the top ranking executive offices of the Company, relative to the market. The Towers Watson survey included a competitive review and analysis of base salary, total cash compensation and total direct compensation for the highest ranking 20 executive officers of the Company, matched by total compensation and level relative to the Company’s identified peer group. This peer group is periodically reviewed and updated by the Compensation Committee, to ensure that it consists of companies against which the Compensation Committee believes the Company competes for talent. In selecting the peer group companies, the Compensation Committee focused on companies that are similar to the Company in terms of industry and business characteristics. Accordingly, for the purpose of benchmarking our executive compensation, the Compensation Committee compared the Company’s compensation with that of the following U.S.-based entertainment companies:

ABC	CBS Corporation
Discovery Communications, Inc.	DreamWorks Animation SKG, Inc.
Fox Networks Group	HBO
Metro-Goldwyn-Mayer, Inc.	MTV Networks
NBC Universal	Paramount Pictures Corporation
Showtime	Sony Pictures Entertainment
Turner Broadcasting	Twentieth Century Fox
The Walt Disney Company	Warner Bros.

This peer group was chosen because it represents the public entertainment and media-related companies with which the Company generally competes for both business and executive talent. The data from the Towers Watson survey was compiled and reviewed by Mercer for their analysis. Utilizing Mercer’s conclusions, the Compensation Committee then evaluated the amount and proportions of base pay, annual incentive pay and long-term compensation, as well as the targeted total compensation value for the Company’s executive officers. In general, compensation data for positions included in the survey reflected compensation of executives within networks and studios. Mercer provided data for peer executives with the same position as the Company’s executives where available and provided data for peer executives at a level similar to the Company’s executive when a position match was not available.

Mercer determined that the Company’s executive pay levels are generally below the 25th percentile of the Towers Watson market data in terms of base salary, total cash compensation and total direct compensation, which is consistent with the Compensation Committee’s targeted value for total direct compensation. As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards, as determined under the accounting principles used in the Company’s financial reporting. The Compensation Committee believes that this level is appropriately conservative as the Company is smaller than most of the peer group companies, in terms of market capitalization and market value. Because the Compensation Committee generally determines the target value of the executive compensation program based on an assessment of the compensation paid by the peer group companies, the Company does not generally factor in amounts realized from prior compensation paid to the Named Executive Officers.

For fiscal 2011, the Compensation Committee determined that the peer companies previously identified continued to represent businesses that are our competitors and of comparable size and complexity to the Company. In connection with its review, the Compensation Committee reviewed its prior compensation decisions and affirmed that our executive compensation program is aligned with our compensation philosophy. Accordingly, similar to the decision-making process for fiscal 2010, the Compensation Committee determined to again utilize this peer group, as well as similar compensation data in determining base salary, total cash compensation and total direct compensation for fiscal 2011, as applicable.

Executive Compensation Components

The Company’s executive compensation program is generally based on three components, which are designed to be consistent with the Company’s compensation philosophy:

(1)	base salary;
(2)	annual incentive bonuses; and
(3)	long-term incentive awards, including awards of restricted share units, SARs and stock options that are subject to time-based and/or performance-based vesting.

The Company also provides certain perquisites and personal benefits to the Named Executive Officers pursuant to their employment agreements, and severance benefits if the Named Executive Officer’s employment terminates under certain circumstances. In structuring executive compensation packages, the Compensation Committee considers how each component of compensation promotes retention and/or motivates performance by the executive. The rationale for providing each component of compensation is discussed in more detail in the sections below. Our compensation packages are designed to promote teamwork, initiative and resourcefulness by key employees whose performance and responsibilities directly affect our results of operations.

Base Salary

We provide our executive officers and other employees with an annual base salary to compensate them for the scope of their responsibilities, the complexity of the tasks associated with their position within the Company, their skill set and their performance during the year. Base salaries are not generally reviewed or increased annually — they are established when we hire an executive officer, based on market benchmarks for the position that are available at the time the executive commences employment. In determining base salary, the Compensation Committee primarily considers market data and compensation levels of executive officers of companies in competing businesses, an internal review of the executive’s compensation, both individually and relative to other executive officers, and the individual performance of the executive. We also consider the recommendations of our Chief Executive Officer for other executive officers. For the reasons set forth above, our philosophy has been to establish base salaries that are generally below the market 25th percentile of such salaries at our peer companies, with the majority of the executive’s compensation being delivered in the form of incentive compensation tied directly to shareholder value creation. The Compensation Committee believes that the base salary levels of the Named Executive Officers and the other executive officers generally are reasonable in view of competitive practices, the Company’s performance and the contribution of those officers relative to that performance.

Generally, base salaries along with perquisites and personal benefits are intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance and the marketplace (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on performance, among other things). We believe that in order to attract and retain top executives, we need to provide them with certain predictable compensation levels that reward their continued service. The Compensation Committee’s philosophy has been to set the base salary levels of the Named Executive Officers that are generally below the market 25th percentile of such salaries paid to similarly situated executives at our peer companies.

During fiscal 2011, the Compensation Committee did not approve any changes to base salaries for the Named Executive Officers as set forth in their respective employment agreements.

Annual Incentive Bonuses

Annual incentive bonuses are primarily intended to motivate the Named Executive Officers to reward and motivate executives to achieve annual financial, operational and individual performance objectives and focus on promotion of/contribution to achievement of the Company’s business strategy. The Company has entered into employment agreements with each of the Named Executive Officers that generally provide for bonuses to be determined in the discretion of the Compensation Committee, as recommended by our Chief Executive Officer (other than for himself), based on the performance measures set forth in the employment agreement. Although annual incentive bonuses are primarily based on individual and corporate performance, in some circumstances, the Compensation Committee may provide additional discretionary bonus awards. The Compensation Committee believes that discretionary bonuses, where warranted, can be effective in motivating, rewarding and retaining our executive officers. Annual incentive bonus payments are typically paid in June based on performance for the prior fiscal year. For the reasons set forth above, our philosophy has been to establish annual incentive bonuses that are generally below the market 25th percentile of such bonuses at our peer companies.

In addition to their annual incentive bonus awards, Messrs. Feltheimer and Burns would be entitled to “stock price bonuses” pursuant to their employment agreements if the volume-weighted average of the median price of our common shares exceeds certain thresholds over a six-month period. We believe that the stock price bonus provides an effective incentive to these executives to enhance Company performance in a way that is directly tied to the creation of value for our shareholders. No such bonuses were granted in fiscal 2011. For more information on these bonuses, see the descriptions of the employment agreements for Messrs. Feltheimer and Burns under Description of Employment Agreements — Salary and Bonus Amounts below.

For fiscal 2011, the Compensation Committee approved the following annual incentive bonuses to be awarded to each of the Named Executive Officers. In the case of Messrs. Feltheimer, Burns and Drake, the Compensation Committee determined that a portion of the bonus would be paid in the form of a restricted stock unit award that would vest over a three-year period to provide these executives with an additional retention incentive and to help further align their interests with those of our shareholders. In each case, the bonuses were determined by the Compensation Committee in its discretion based on its subjective assessment of the achievement of the various performance objectives noted below. Except as expressly noted below, no specific financial performance targets or other objective performance criteria were established by the Compensation Committee for purposes of determining bonuses to be awarded to the Named Executive Officers. Rather, the Compensation Committee noted the actual performance of the Company or the individual executive, as applicable, and made a subjective determination as to the level of that performance.

Jon Feltheimer and Michael Burns

The bonus amounts for Messrs. Feltheimer and Burns were determined based on, as appropriate, review of certain of the following criteria adopted by the Compensation Committee (with no emphasis to be derived from the order in which they appear):

•

the Company’s fiscal 2011 earnings before interest, income tax provision, depreciation and amortization, equity interests, and gains or losses on extinguishment of debt and the sale of equity securities (“EBITDA”);

•	the Company’s revenue and bottom line performance;
•	the Company’s ability to pay such bonus;
•	the Company’s free cash flow levels;
•	the Company’s debt reduction;
•	the Company’s share price;
•	growth of the Company’s core library asset;
•	an informal target bonus of 100% of base salary; and
•	consideration of other criteria identified below, such as transformative transactions and initiatives completed by the Company which may result in general long-term growth of the business.

In reviewing such criteria, the Compensation Committee noted, among other things, that the Company’s businesses continued to perform well in fiscal 2011. The Company’s revenue increased 6% in fiscal 2011 compared to the prior year, driven primarily by increases in theatrical, home entertainment and international film revenue. The Company’s home entertainment revenue in fiscal 2011 included strong growth in digital and on demand revenue, which increased 69% from the prior year to $140 million. The Company also reported EBITDA of $68.3 million and adjusted EBITDA of $106.5 million in fiscal 2011, compared to EBITDA of $62.3 million and adjusted EBITDA of $128.4 million in the prior year. EBITDA gains primarily reflected significantly reduced theatrical marketing costs and higher margin revenue from digital media platforms.

Management believes adjusted EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. While management considers adjusted EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with Generally Accepted Accounting Principles (“GAAP”). Adjusted EBITDA does not reflect cash available to fund cash requirements. Not all companies calculate adjusted EBITDA in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies. See Annex A filed as Exhibit 99.1 to this Amendment for a reconciliation of adjusted EBITDA to net income (loss), the most comparable financial measure under GAAP.

Additionally, the Compensation Committee noted that strong performances from the Company’s television business and filmed entertainment library contributed to financial results that exceeded the Company’s preliminary estimates. Indeed, the filmed entertainment library achieved its sixth consecutive record year, generating revenue of $329 million in fiscal 2011 compared to $323 million in the prior year. Library revenue in fiscal 2011 was $374 million including syndicated television product compared to $371 million the prior year. The Compensation Committee also noted that the Company’s overall motion picture revenue in fiscal 2011 was $1.23 billion, an increase of 10% from the prior year. Within the motion picture segment, theatrical revenue was $205.9 million, an increase of 48% from the prior year, attributable to a record North American box office performance that included such films as The Expendables, Kick Ass, The Last Exorcism, Tyler Perry’s Why Did I Get Married Too? and Saw 3D. The Company’s home entertainment revenue from both motion pictures and television was $690.0 million in fiscal 2011, a 5% increase from the prior year, driven by strong growth in digital and on demand revenue and strong performances from a diversified slate of theatrical titles including The Expendables, Kick Ass, Killers, The Next Three Days, Saw 3D and The Switch, as well as carryover titles from the prior year’s theatrical slate such as Precious, Daybreakers and From Paris With Love.

Further, the Compensation Committee noted that television revenue included in motion picture revenue was $139.8 million in fiscal 2011, an increase of 3% from the prior year. International motion picture revenue of $126.5 million (excluding that of the Company’s subsidiary, Lionsgate U.K. Limited (“Lionsgate UK”)) for fiscal 2011 increased 72% from the prior year as the slate of Saw 3D, Kick Ass, Killers, The Next Three Days and Alpha & Omega compared favorably to the prior year’s slate and the Company achieved near record international sales in a strong marketplace. Lionsgate U.K. revenue also increased in fiscal 2011, growing 7% to $79.2 million, reflecting the strength of the Company’s titles such as Saw 3D, which had a record performance in the United Kingdom for any installment of the Saw franchise, and The Expendables as well as third-party titles such as Harry Brown and the Academy Award®-winning The Hurt Locker.

Further, the Compensation Committee noted that the Company’s general and administrative (“G&A”) expenses in fiscal 2011 were $116.1 million, excluding stock-based compensation and corporate defense costs related to shareholder activist activities. Indeed, G&A as a percentage of revenue, excluding stock-based compensation and corporate defense and related costs, declined to 7.3% in fiscal 2011 compared to 7.5% in the prior year.

Moreover, the Compensation Committee considered the contributions of Messrs. Feltheimer and Burns to the following achievements during fiscal 2011: Mad Men ordered for its seventh season, Weeds for its seventh season, Nurse Jackie for its fourth season and Blue Mountain State for its third season; the completion of several carriage deals for FEARnet (including deals with Verizon, Comcast and Time Warner), which launched as a linear channel in October 2010; positive contribution from our premium television channel and subscription video-on-demand (“VOD”) service EPIX, a little more than a year after its launch; in August 2010, EPIX entering into an agreement through which Netflix members can instantly watch an array of new releases and library titles from EPIX streamed over the internet from Netflix beginning September 1, 2010; in April 2010, the formation of a partnership with Saban Capital Group, Inc. to operate and manage Tiger Gate Entertainment Limited (“Tiger Gate”), an operator of pay television channels and an originator/distributor of action and horror television programming and films across Asia; in July 2010, the launching of Pantelion Films, a joint venture with Grupo Televisa, S.A.B., designed to produce and distribute a slate of English and Spanish language feature films to target Hispanic moviegoers in the U.S.; and numerous Academy Award, Emmy Award, Golden Globe, and other recognitions, nominations and wins for various Company film and television programs.

Accordingly, for fiscal 2011, based on its review, the Compensation Committee approved in June 2011 a discretionary cash bonus of $1,900,000 and the grant of a number of restricted share units with a value equal to $50,000 (subject to a three-year vesting schedule) for Mr. Feltheimer, and a discretionary cash bonus of $1,400,000 and the grant of a number of restricted share units with a value equal to $50,000 (subject to a three-year vesting schedule) for Mr. Burns.

Joseph Drake

Mr. Drake’s bonus was determined, in part, based on the Company’s EBITDA and, in part, based on the Compensation Committee’s subjective assessment of Mr. Drake’s performance, as well as Mr. Feltheimer’s recommendations based on his subjective assessment of Mr. Drake’s performance, during the fiscal year. Pursuant to his employment agreement, Mr. Drake is eligible to receive a cash bonus of either 12% or 23.5% of his base salary each fiscal year if the Company attains 105% or 115%, respectively, of an EBITDA target established by the Company for that fiscal year. As the Company’s EBITDA of $68.3 million for fiscal 2011 was 171% of the target EBITDA amount of $40.0 million established by the Compensation Committee for these purposes, Mr. Drake was awarded a cash bonus of $199,750 for the EBITDA component of his fiscal 2011 bonus opportunity.

In assessing Mr. Drake’s individual performance during fiscal 2011, the Compensation Committee acknowledged Mr. Drake’s contribution to, among other things, the following: as noted above, the Company’s achieving overall motion picture revenue in fiscal 2011 of $1.23 billion, an increase of 10% from the prior year, and within the motion picture segment, theatrical revenue of $205.9 million in fiscal 2011, an increase of 48% from the prior year, attributable to a record North American box office performance that included such films as The Expendables, Kick Ass, The Last Exorcism, Tyler Perry’s Why Did I Get Married Too? and Saw 3D; as noted above, international motion picture revenue of $126.5 million (excluding Lionsgate UK) for fiscal 2011, an increase of 72% from the prior year as the slate of Saw 3D, Kick Ass, Killers, The Next Three Days and Alpha & Omega compared favorably to the prior year’s slate and the Company achieving near record international sales; Lionsgate U.K. revenue growing 7% to $79.2 million in fiscal 2011, reflecting the strength of the Company’s titles such as Saw 3D, which had a record performance in the United Kingdom for any installment of the Saw franchise, and The Expendables as well as third-party titles such as Harry Brown and the Academy Award®-winning The Hurt Locker; the success of The Expendables, which was the number one movie at the box office for two weeks and achieved over $103 million at the U.S. box office; in February 2011, the Company’s acquisition of North American distribution rights to The Devils Double; in March 2011, the Company extending a first look partnership with Tyler Perry through a new multi-year arrangement for films and home entertainment.

Accordingly, for fiscal 2011, based on its review, the Compensation Committee approved in June 2011 a discretionary cash bonus of $400,000 (including the EBITDA bonus described above) and the grant of 40,000 restricted share units (subject to a three-year vesting schedule) for Mr. Drake.

Wayne Levin

Mr. Levin’s bonus was determined, in part, based on the Company’s EBITDA and, in part, based on the Compensation Committee’s subjective assessment of Mr. Levin’s performance, as well as Mr. Feltheimer’s recommendations based on his subjective assessment of Mr. Levin’s performance, during the fiscal year. Pursuant to his employment agreement, Mr. Levin is eligible to receive a cash bonus of 25% of his base salary each fiscal year if the Company attains an EBITDA target established by the Company for that fiscal year. As the Company’s EBITDA of $68.3 million for fiscal 2011 exceeded the target EBITDA amount of $40.0 million established by the Compensation Committee for these purposes, Mr. Levin was awarded a cash bonus of $187,500 for the EBITDA component of his fiscal 2011 bonus opportunity.

In assessing Mr. Levin’s individual performance during fiscal 2011, the Compensation Committee acknowledged Mr. Levin’s contribution to, among other things, the following: in April 2010, the formation of a partnership with Saban Capital Group, Inc. to operate and manage Tiger Gate; in May 2010, the Company entering into a home entertainment distribution agreement including DVD, Blu-ray, digital delivery, television and VOD for all Exclusive Media Group’s (Exclusive) Newmarket Films theatrical titles in the U.S., as well as its library of 250 titles; in July 2010, the Company entering into a multi-year home entertainment distribution agreement with Francis Ford Coppola’s Zoetrope Corporation pursuant to which we obtained the North American DVD, Blu-ray, electronic-sell-through (“EST”), VOD and broadcast television distribution rights to films including Apocalypse Now, Apocalypse Now Redux and others, as well as the North American DVD, Blu-ray, EST and VOD rights to The Conversation; in August 2010, EPIX entering into an agreement through which Netflix members can instantly watch an array of new releases and library titles from EPIX streamed over the internet from Netflix beginning September 1, 2010; in February 2011, the Company entering into a worldwide home entertainment distribution agreement with Miramax pursuant to which the we will distribute more than 550 titles from the Miramax film library via DVD, Blu-ray, EST and internet VOD, in addition to cable VOD internationally; in March 2011, the Company announcing that our first look partnership with Tyler Perry was extended through a new multi-year arrangement for films and home entertainment in which we will continue to distribute DVD’s based on Mr. Perry’s hit films and from his catalog of plays and other material; in April 2011, the Company entering into an exclusive multiyear syndication deal in which we licensed the first four seasons of Mad Men to be watched instantly by Netflix members starting July 27, 2011,with additional seasons (five through seven) to be added annually after they complete airing on their respective seasons on AMC; and successfully managing the Company’s various litigation.

Accordingly, for fiscal 2011, based on its review, the Compensation Committee approved a discretionary cash bonus of $400,000 (including the EBITDA bonus described above) for Mr. Levin. In addition, in connection with the change in control of the Company in June 2010, Mr. Levin received a bonus of $1 million pursuant to the terms of his employment agreement. This bonus opportunity was negotiated with Mr. Levin as part of our entering into the agreement with him in April 2006.

James Keegan

Mr. Keegan’s bonus was based on the Compensation Committee’s subjective assessment of Mr. Keegan’s performance, as well as Mr. Feltheimer’s recommendations based on his subjective assessment of Mr. Keegan’s performance, during the fiscal year. In addition to the Company’s fiscal performance noted above, the Compensation Committee also acknowledged Mr. Keegan’s contribution to, among other things, the following: the financial integration with the Company and subsequent deconsolidation of the Company’s interest in TV Guide Network; the consolidation and integration of the Company’s various joint ventures and equity interests into the Company’s business operations; the timely and efficient filing of the Company’s Quarterly Reports on Forms 10-Q and Annual Report on Form 10-K for fiscal 2011; the negotiation and consummation of various single picture financing loans throughout fiscal 2011; and consummation of various amendments to the Company’s credit facility agreements.

Accordingly, for fiscal 2011, based on its review, the Compensation Committee approved a discretionary cash bonus of $275,000 for Mr. Keegan.

Each of the cash bonuses for the Named Executive Officers described above is reflected in the “Bonus” column of the Summary Compensation Table below. Pursuant to SEC rules, the grants of restricted stock unit awards to Messrs. Feltheimer, Burns and Drake in June 2011 described above will be reported as compensation for fiscal 2012 in the compensation tables in the Company’s 2012 proxy statement.

Long-term Incentive Awards

The Company believes that providing a meaningful equity stake in our business is essential to create compensation opportunities that can compete with entrepreneurial employment alternatives. In addition, the Company believes that ownership shapes behavior, and that by providing compensation in the form of equity awards, we align the executive’s incentives with our stockholders’ interests in a manner that we believe drives superior performance over time. Therefore, we have historically made annual grants of stock options, restricted share units and SARs to provide further incentives to our executives to increase shareholder value. The Compensation Committee bases its award grants to executives each year on a number of factors, including:

•	the executive’s position with the Company and total compensation package;
•	the executive’s performance of his or her individual responsibilities;
•	the equity participation levels of comparable executives at comparable companies; and
•	the executive’s contribution to the success of the Company’s financial performance.

In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and the Company, accounting impact and potential dilution effects.

Award grants to the Named Executive Officers are generally made by the Compensation Committee in connection with the executive’s entering into a new employment agreement with the Company. The Company typically does not grant equity-based awards to its executive officers at any other time. The Company has, however, granted equity-based awards in recent years to certain executive officers as part of their annual bonus.

Stock Options.    In prior years, the Company has made a portion of its long-term incentive grants to the Named Executive Officers in the form of stock options, with an exercise price that is equal to the closing price of our common shares on the date of grant. Thus, the Named Executive Officers will only realize value on their stock options if our shareholders realize value on their shares. The stock options also function as a retention incentive for our executives as they vest ratably over a certain period, generally four years, after the date of grant.

The Company did not grant any stock options to the Named Executive Officers in fiscal 2011.

Share Appreciation Rights.    The Company has also in past years made a portion of its long-term incentive grants to the Named Executive Officers in the form of SARs. Upon exercise of a SAR, the holder receives a cash payment equal to the excess, if any, of the fair market value of our common shares on the date of exercise of the SAR over the base price of the SAR. Because the base price of the SAR is equal to the closing price of our common shares on the grant date, SARs provide the same incentives as stock options because the holder will only realize value on their SARs if our share price increases after the date of grant. The SARs also function as a retention incentive for our executives as they vest ratably over a certain period after the date of grant.

The Company did not grant any SARs to the Named Executive Officers in fiscal 2011.

Time-Based Restricted Share Units.    The Company also grants long-term incentive awards to the Named Executive Officers in the form of restricted share units that are subject to time-based vesting requirements. Awards of time-based restricted share units vest over a period of several years following the date of grant and, upon vesting, are paid in the Company’s common shares. Thus, the units are designed both to link executives’ interests with those of our shareholders as the units’ value is based on the value of our common shares and to provide a long-term retention incentive for the vesting period, as they generally have value regardless of stock price volatility.

In June 2010, the Company granted 100,000 time-based restricted share units (subject to a three-year vesting schedule) for Mr. Keegan as part of his fiscal 2010 annual incentive bonus. As noted above, the Compensation Committee considers it appropriate in certain circumstances to award a portion of an executive’s bonus in the form of an equity award that vests over a period of years to provide the executive with an additional retention incentive and to help further align the executive’s interests with those of our shareholders.

Performance-Based Restricted Share Units.    The Company also grants long-term incentive awards to the Named Executive Officers in the form of performance-based restricted share units. The performance unit awards cover multiple years, with a percentage of the units subject to the award becoming eligible to vest each year based on the Company’s and the individual’s actual performance during that year relative to performance goals established by the Compensation Committee. Thus, the performance units are designed both to motivate executives to maximize the Company’s performance each year and to provide a long-term retention incentive for the entire period covered by the award.

Michael Burns

For outstanding performance-based restricted share units previously granted to Mr. Burns that were eligible to vest for fiscal 2011, the Compensation Committee selected the following performance criteria to determine the number of these units that would vest for the applicable twelve-month performance period:

•	assessing whether deals or acquisitions are accretive, by examining post-transaction multiples or results, as the case may be;
•	stock price in comparison to the market and other media companies;
•	annual revenue growth;
•	growth of the Company’s core library asset;
•	performance of acquisitions over time and their value-added nature (including, but not limited to, broadcasting and digital initiatives);
•	free cash flow levels or EBITDA (as defined), when appropriate;
•	cash management and management of cost of capital;
•	achieving pre-tax net income targets, adjusting for growth opportunities;
•	return on equity and gross margin, whenever comparables are appropriate, in order to assess the Company’s marketplace performance versus those measures at every year end;
•	appropriate capital market raises at parent or subsidiary levels; and
•	any other information that may be deemed appropriate.

The Compensation Committee did not assign any particular weight to any of the foregoing criteria or establish any particular performance targets for these measures. Instead, the Compensation Committee used these criteria as reference points in making its subjective assessment of the performance of the Company and the individual executives during the fiscal year. In reviewing such criteria, the Compensation Committee also acknowledged, among other things, the contributions of Mr. Burns cited above under the heading “Annual Incentive Plans.”

Accordingly, for fiscal 2011, based on its review, the Compensation Committee approved the vesting of 45,714 performance-based restricted share units for Mr. Burns.

For more information on the equity-based awards granted to the Named Executive Officers during fiscal 2011, see the Grants of Plan-Based Awards table and accompanying narrative below.

Employment Agreements

We have entered into multi-year employment agreements with each of the Named Executive Officers. Each employment agreement specifies the annual base salary that the executive will be entitled to receive during the term of the agreement, as well as the Company benefit plans in which the executive will participate and any other perquisites that the executive will receive. In addition, each agreement sets forth the annual and long-term incentive compensation target or ranges that the executive officer will be eligible to receive, subject in all instances to the discretion of the Compensation Committee. Each agreement also specifies the post-termination benefits that will be received by each executive (including the treatment of any unvested equity awards) upon certain terminations of employment, a change in control or upon expiration of the employment agreement.

Each of the terms of the agreements was approved by the Compensation Committee and is described below under Description of Employment Agreements — Salary and Bonus Amounts. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with the Named Executive Officers because the agreements foster long-term retention, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs and rewarding individual performance. In addition, we believe that use of multi-year employment agreements assists in recruiting efforts because generally, other entertainment companies with which we compete for executive talent enter into long-term employment agreements with their executives as well.

Severance and Other Benefits upon Termination of Employment

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for the Named Executive Officers under their respective employment agreements. The Compensation Committee evaluates the level of severance benefits to provide a Named Executive Officer on a case-by-case basis, and, in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive practices.

As described in more detail under Potential Payments Upon Termination or Change in Control below, the Named Executive Officers would be entitled under their employment agreements to severance benefits in the event of a termination of employment by the Company without cause (and, in the case of Messrs. Feltheimer and Drake, for good reason). The Company has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. The severance benefits for these executives are generally determined as if they continued to remain employed by the Company through the remainder of the term covered by their employment agreement.

The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide certain Named Executive Officers with enhanced severance benefits if their employment is terminated by the Company without cause or, in certain cases, by the executive in connection with a change in control. We believe that such enhanced severance benefits the Company and the shareholders by incentivizing the executives to be receptive to potential transactions that are in the best interest of shareholders even if the executives face great personal uncertainty in the change of control context.

Under their respective employment agreements, certain of the Named Executive Officers would be entitled to accelerated vesting of certain of their outstanding equity awards automatically on a change in control of the Company. As noted below, a change in control of the Company occurred in June 2010, and certain then-outstanding equity awards held by the Named Executive Officers became fully vested at that time. Please see the Option Exercises and Stock Vested table and the Potential Payments upon Termination or Change in Control section below for additional information on the Named Executive Officers’ rights to accelerated vesting in connection with a change in control and the value of the awards that accelerated in June 2010.

Perquisites and Other Benefits

We provide certain Named Executive Officers with limited perquisites and other personal benefits, such as a car allowance, life insurance policy contributions and club membership dues that the Compensation Committee believes are reasonable and consistent with our overall compensation program, to better enable us to attract and retain superior employees for key positions. Additionally, we own an interest in an aircraft through a fractional ownership program for use related to film promotion and other corporate purposes. This enables our executive officers and other service providers to fly more efficiently and to conduct business in privacy while traveling. As we own an interest in and maintain this aircraft for business purposes, we believe it is reasonable to afford limited personal use of the aircraft consistent with regulations of the Internal Revenue Service, the SEC and the Federal Aviation Administration. Mr. Feltheimer reimburses the Company for a substantial amount of the costs incurred for his limited personal use of the aircraft. All of these perquisites are reflected in the All Other Compensation column of the Summary Compensation table and the accompanying footnotes below.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options granted to the Named Executive Officers, as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of the Company and its shareholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent as defined by the NYSE listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this report. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Amendment to be filed with the SEC.

Compensation Committee of the Board of Directors

Arthur Evrensel (Chairman)
Frank Giustra
Mark H. Rachesky, M.D.

COMPANY’S COMPENSATION POLICIES AND PRACTICES RELATING TO RISK MANAGEMENT

The Compensation Committee has reviewed the design and operation of the Company’s current compensation structures and policies as they pertain to risk and has determined that the Company’s compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Evrensel, Ludwig and Simm were members of the Compensation Committee from April 2010 until February 2011. On February 4, 2011, Messrs. Giustra and Rachesky replaced Messrs. Ludwig and Simm as members of the Compensation Committee. No member who served on the Compensation Committee at any time during fiscal 2011 is or has been a former or current executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended March 31, 2011.

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The Summary Compensation table below quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers for the 2011 fiscal year. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of stock options, restricted share units and SARs, as applicable. The Named Executive Officers also received the other benefits listed in column (i) of the Summary Compensation table, as further described in footnote 3 to the table.

The Summary Compensation table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of equity awards granted in fiscal 2011, provide information regarding the long-term equity incentives awarded to the Named Executive Officers in fiscal 2011. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

SUMMARY COMPENSATION — FISCAL 2009, 2010 AND 2011

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)		Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
Jon Feltheimer	2011	1,200,000	1,900,000	4,762,783	(4)	0	0	0	43,732	7,906,515
Co-Chairman and Chief Executive Officer	2010	1,200,000	1,950,000	412,800		0	0	0	83,377	3,646,177
	2009	1,200,000	437,500	6,046,422		0	0	0	98,078	7,782,000

Michael Burns	2011	939,487	1,400,000	329,598	(4)	0	0	0	16,555	2,685,640
Vice Chairman	2010	925,000	1,450,000	5,316,335		0	0	0	17,294	7,708,629
	2009	844,792	312,500	1,711,769		0	0	0	17,552	2,886,613

Joseph Drake	2011	850,000	400,000	732,900	(4)	0	0	0	3,223	1,986,123
Co-Chief Operating Officer and President, Motion Picture Group	2010	850,000	785,285	465,275		0	0	0	3,962	2,104,522
	2009	850,000	0	655,200		0	0	0	4,220	1,509,420

James Keegan	2011	475,000	275,000	708,000		0	0	0	3,223	1,461,223
Chief Financial Officer	2010	473,958	275,000	0		0	0	0	3,827	752,785
	2009	448,958	112,500	327,000		0	0	0	4,025	892,483

Wayne Levin	2011	750,000	1,400,000	1,009,500	(4)	0	0	0	3,223	3,162,723
General Counsel and Executive Vice President, Corporate Operations

(1)

For a description of the performance criteria and other factors used to determine these bonus amounts, see Compensation Discussion and Analysis above and the description of each Named Executive Officer’s employment agreement with the Company under Description of Employment Agreements — Salary and Bonus Amounts below.

(2)

The amounts reported in columns (e) and (f) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 16 to the Company’s Audited Consolidated Financial Statements, included as part of the Company’s 2011 Annual Reports filed on Form 10-K filed with the SEC on May 31, 2011. With respect to performance-based stock awards, these awards have been included in this column based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles. The same amounts would have been included in this column for these awards if they had been reported assuming the highest level of performance conditions had been achieved.

(3)	The following table outlines the amounts included in All Other Compensation in column (i) of the Summary Compensation table for the Named Executive Officers in fiscal 2011:

Name	Year	401(k) Contribution	Term Life Insurance Premiums (a)	Automobile Allowance	Miscellaneous (b)	Tax Payments for Disability Benefits	Total
Jon Feltheimer	2011	$1,000	$3,570	—	$38,319	$843	$43,732
Michael Burns	2011	$1,000	$1,380	$13,332	—	$843	$16,555
Joseph Drake	2011	$1,000	$1,380	—	—	$843	$3,223
James Keegan	2011	$1,000	$1,380	—	—	$843	$3,223
Wayne Levin	2011	$1,000	$1,380	—	—	$843	$3,223

(a)

The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays are taxable as income to the applicable officer. This insurance is not split-dollar life insurance.

(b)

For Mr. Feltheimer, the amount in this column for fiscal 2011 includes $23,882 in club membership dues and $14,437 in incremental costs for the personal use of the Company-leased aircraft (net of approximately $73,468 reimbursed to the Company by Mr. Feltheimer). Personal use of the aircraft is valued using an incremental cost method that takes into account variable cost per flight hour, as well as other direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees and other direct operating costs. Incremental costs do not include certain fixed costs that do not change based on usage (e.g., maintenance not related to personal trips, flight crew salaries and depreciation).

(4)

As described in footnotes 2 and 3 in the Grants of Plan Based Awards — Fiscal 2011 table below, these include awards of restricted share units that were granted as well as became then granted, accelerated, and fully vested upon a change in control of the Company that occurred in June 2010.

Description of Employment Agreements — Salary and Bonus Amounts

We have entered into employment agreements with each of the Named Executive Officers. These employment agreements, including the salary and bonus terms of each agreement, are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this Amendment.

Jon Feltheimer.    We entered into an employment agreement with Mr. Feltheimer effective September 20, 2006, as amended on September 18, 2008 and October 8, 2008. The agreement provides that Mr. Feltheimer will serve as our Chief Executive Officer for a term that ends March 31, 2014. Mr. Feltheimer’s annual base salary under the agreement is $1,200,000 but, commencing October 8, 2011, his salary will increase in the same proportion as the proportional difference between the “Consumer Price Index for Urban Wage Earners All Items (Los Angeles-Riverside-Orange County, CA),” published by the United States Department of Labor, Bureau of Labor Statistics (the “CPI”) in effect on March 1 of the preceding year and the CPI in effect as of October 8, 2011 and as of each successive anniversary of such date during the term of the agreement. Mr. Feltheimer is entitled to an annual discretionary bonus determined by the Compensation Committee, based on certain criteria set forth in the agreement, with an informal target bonus of 100% of his base salary. In addition, Mr. Feltheimer will be entitled to receive a stock price bonus of $750,000 if the volume-weighted average of our median stock price exceeds $13.00, $16.00 or $19.00 for a period of six consecutive months (for a maximum total bonus of $2,250,000 if all three stock price values are met). The agreement also provides for Mr. Feltheimer to participate in the Company’s usual benefit programs for senior executives.

Michael Burns.    We entered into an employment agreement with Mr. Burns effective September 1, 2006, as amended on September 22, 2008 and November 2, 2009. The agreement provides that Mr. Burns will serve as our Vice Chairman for a term that ends September 1, 2013. Mr. Burns’ annual base salary under the agreement was $925,000 through September 1, 2010, and increased to $950,000 from September 2, 2010 through September 1, 2013. Mr. Burns is entitled to an annual discretionary bonus, recommended by our Chief Executive Officer and determined by the Compensation Committee, based on certain criteria set forth in the agreement, with an informal target bonus of 100% of his base salary. In addition, Mr. Burns will be entitled to receive a stock price bonus of $600,000 if the volume-weighted average of our median stock price exceeds $13.00, $16.00 or $19.00 for a period of six consecutive months (for a maximum total bonus of $1,800,000 if all three stock price values are met). The agreement also provides for Mr. Burns to participate in the Company’s usual benefit programs for senior executives.

Joseph Drake.    We entered into an employment agreement with Mr. Drake effective September 10, 2007. The agreement provides that Mr. Drake will serve as our Co-Chief Operating Officer and President, Motion Picture Group, for a term that ends September 10, 2012. Mr. Drake’s annual base salary under the agreement is $850,000. Mr. Drake is entitled to a discretionary annual performance bonus. In addition, Mr. Drake is entitled to receive an annual bonus of either 12% or 23.5% of his annual base salary if the Company attains 105% or 115%, respectively, of an EBITDA target established by the Company for the applicable fiscal year. The agreement also provides for Mr. Drake to participate in the Company’s usual benefit programs for its employees.

Wayne Levin.    We entered into an amended and restated employment agreement with Mr. Levin on April 6, 2009, to continue to serve as our General Counsel and Executive Vice President, Corporate Operations, for a term that ends March 31, 2013. Mr. Levin’s annual base salary under the agreement is $750,000. Mr. Levin is entitled to a discretionary annual performance bonus. In addition, Mr. Levin is entitled to receive: (1) an annual bonus of 25% of his base salary based upon certain performance goals established for each fiscal year; and (2) an annual bonus of 25% of his base salary based upon our EBITDA relative to a target established for the fiscal year (on terms that are not less favorable with respect to the definition of EBITDA, the EBITDA target and the percentages of base salary payable at various levels of EBITDA performance than those applicable to any other individual entitled to receive an EBITDA-based bonus for that fiscal year). The agreement also provides for Mr. Levin to participate in the Company’s usual benefit programs for its employees.

James Keegan.    We entered into an employment agreement with Mr. Keegan on January 14, 2009, to continue to serve as our Chief Financial Officer for a term commencing April 16, 2009 and ending April 15, 2012. Pursuant to the agreement, Mr. Keegan will receive an annual base salary of $475,000. Mr. Keegan is also entitled to annual performance bonuses at the full discretion of our Chief Executive Officer, in consultation with the Compensation Committee, and to participate in the Company’s usual benefit programs for its employees.

Grants of Plan-Based Awards

The following table presents information regarding the equity incentive awards granted to the Named Executive Officers during fiscal 2011. Each of these awards was granted under the Lions Gate Entertainment Corp. 2004 Performance Incentive Plan (the “2004 Plan”).

GRANTS OF PLAN-BASED AWARDS — FISCAL 2011

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(1) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)		Maximum (#) (h)

Jon Feltheimer	4/1/2010	—	—	—	—	—		—	80,000	(2)	—	—	500,000
	6/30/2010	—	—	—	—	—		—	610,714	(3)	—	—	4,262,783

Michael Burns	9/1/2010	—	—	—	—	45,714	(4)	—	—		—	—	329,598

Joseph Drake	6/30/2010	—	—	—	—	—		—	105,000	(3)	—	—	732,900

James Keegan	6/3/2010	—	—	—	—	—		—	100,000		—	—	708,000

Wayne Levin	4/6/2010	—	—	—	—	—		—	50,000	(2)	—	—	311,500
	6/30/2010	—	—	—	—	—		—	100,000	(3)	—	—	698,000

(1)

The amounts reported in column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in column (l), please see footnote (2) to the Summary Compensation table.

(2)	Each of these entries represents an award of restricted share units that accelerated and became fully vested upon a change in control of the Company that occurred in June 2010 (as described below).

(3)	Each of these entries represents an award of restricted share units that became then granted, accelerated, and fully vested upon a change in control of the Company that occurred in June 2010.

(4)

As described in the Compensation Discussion and Analysis above, the vesting of the restricted stock units covered by this award is subject to the achievement of certain performance criteria during each of the 12-month performance periods covered by the award, with such criteria being established at the beginning of each such 12-month period. For accounting purposes, each annual installment of the award is treated as a separate grant and, accordingly, the table above presents the portion of each award that was eligible to vest based on performance during the 12-month period commencing on the grant date.

Description of Plan-Based Awards

Each of the equity-based awards reported in the Grants of Plan-Based Awards table was granted under, and is subject to, the terms of the 2004 Plan. The 2004 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2004 Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options and SARs, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options and SARs that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction.

As described below under Potential Payments upon Termination or Change in Control, certain equity awards granted to the Named Executive Officers are subject to accelerated vesting under the terms of their respective employment agreements in the event of a change in control of the Company and/or the termination of their employment under certain circumstances.

Restricted Share Units

Column (i) in the table above reports awards of time-based and performance-based restricted share units granted to the Named Executive Officers during fiscal 2011 or that accelerated and immediately vested upon a change of control of the Company in June 2010. Each restricted share unit represents a contractual right to receive one of our common shares. The Named Executive Officer does not have the right to vote or dispose of the restricted share units, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid restricted share units then subject to the award. Such payments are made at the same time the related dividends are paid to the Company’s shareholders generally.

Time-Based Units.    For Mr. Keegan, column (i) in the table above reports an award of restricted share units granted in fiscal 2011 that is subject to time-based vesting requirements. These restricted share units are subject to a three-year vesting schedule provided that, in each case, Mr. Keegan continues to be employed with the Company through the vesting date. See the footnotes to the Outstanding Equity Awards at Fiscal 2011 Year-End table below for more information on the specific vesting dates of this award.

Performance-Based Units.    For Mr. Burns, column (g) of the table above reports an award of restricted share units previously granted to Mr. Burns that is eligible to vest based on Mr. Burns’ and the Company’s performance over a specified period of time relative to certain pre-established goals. Up to one-third of the total number of restricted share units subject to the award are eligible to vest during each of the three 12-month performance periods covered by the award. In general, the number of restricted share units that vest each year is determined based on Mr. Burns’ and the Company’s performance during the applicable year, but the Compensation Committee has discretion to provide that the units may vest even if the performance goals are not met or that any units that do not vest based on Mr. Burns’ and the Company’s performance for a particular year will be eligible to vest based on Mr. Burns’ and the Company’s performance in a subsequent year. As noted above, each of these awards is treated as three separate annual awards for accounting purposes and, accordingly, only the units eligible to vest based on the Company’s performance for fiscal 2011 are reflected in the table above.

Accelerated Awards.    For Messrs. Feltheimer, Drake and Levin, column (i) in the table above reports awards of time-based and performance-based restricted share units granted to the Named Executive Officers that, as described in footnote (3) above, had grant dates for accounting purposes occurring in fiscal 2012 or later and, accelerated and immediately vested upon a change of control of the Company in June 2010.

For more information on each of the foregoing awards, please see the Compensation Discussion and Analysis above.

Outstanding Equity Awards

The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of March 31, 2011, including the vesting dates for the portions of these awards that had not vested as of that date.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)

Jon Feltheimer	1,050,000		—	—	10.04	9/20/2016	—		—		—		—
	—		—	—	—	—	487,556	(2)	3,047,222	(2)	—		—

Michael Burns	1,050,000		—	—	9.31	9/11/2016	—		—		—		—
	—		—	—	—	—	—		—		45,714	(3)	285,713
	—		—	—	—	—	315,333	(4)	1,970,833	(4)	—		—

Joseph Drake	500,000		—	—	9.22	9/10/2017	—		—		—		—
	—		—	—	—	—	13,333	(5)	83,331		—		—

James Keegan	—		—	—	—	—	120,000	(6)	750,000		—		—

Wayne Levin	700,000	(7)	—	—	5.17	4/6/2014	—		—		—		—

(1)

The dollar amounts shown in columns (h) and (j) are determined by multiplying the number of shares or units reported in columns (g) and (i), respectively, by $6.25, the closing price of our common shares on March 31, 2011 (the last trading day of fiscal 2011).

(2)

As per the terms of an amendment to employment agreement dated October 8, 2008, Mr. Feltheimer has the right to receive, on the first day following each three month anniversary of October 8, 2008 that occurs during the term of the agreement and subject to regulatory approval, if required, a number of our common shares equivalent to $250,000, calculated using the closing price of our common shares on the last trading day immediately prior to the respective quarterly issuance date. The amount reported in column (g) represents the projected number of our common shares that would be delivered through the remainder of the term based on the $6.25 closing price of our common shares on March 31, 2011, and the amount reported in column (h) represents the value of such award through the remaining term of the agreement.

(3)	Of these performance-based share units, 45,714 are eligible to vest on September 1, 2011, based on Mr. Burns’ and the Company’s performance for the respective 12-month period ending on that date.

(4)

As per the terms of an amendment to employment agreement dated November 2, 2009, Mr. Burns has the right to receive, on the first day following each three month anniversary of November 2, 2009 that occurs during the term of the agreement and subject to regulatory approval, if required, a number of our common shares equivalent to $187,500, calculated using the closing price of our common shares on the last trading day immediately prior to the respective quarterly issuance date. The amount reported in column (g) represents the projected number of our common shares that would be delivered through the remainder of the term based on the $6.25 closing price of our common shares on March 31, 2011, and the amount reported in column (h) represents the value of such award through the remaining term of the agreement.

(5)	These units are scheduled to vest in two equal installments on August 6, 2011 and August 6, 2012.

(6)	Of these time-based share units, 20,000 are scheduled to vest on February 5, 2012, and 100,000 are scheduled to vest in three equal installments on June 3, 2011, June 3, 2012 and June 3, 2013.

(7)	Represents an award of share appreciation rights that are payable in cash upon exercise.

Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options by the Named Executive Officers during fiscal 2011 and on the vesting during fiscal 2011 of other stock awards previously granted to the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED — FISCAL 2011

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($)(1) (e)
Jon Feltheimer	—	—	1,079,475	(2)	7,467,585
Michael Burns	—	—	848,447	(2)	5,932,417
Joseph Drake	—	—	426,667	(2)	2,975,869
James Keegan	—	—	20,000		123,200
Wayne Levin	—	—	401,667	(2)	2,727,636

(1)

Except as otherwise noted below, the dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of our common shares to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common shares on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common shares on the vesting date.

(2)	Each of these entries include awards of restricted share units that were accelerated and fully vested upon a change in control of the Company that occurred in June 2010 (as described below).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with us and/or a change in control of the Company pursuant to the terms of their respective employment agreements with the Company. In addition to the benefits described below, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our 2004 Plan, as noted under Grants of Plan-Based Awards above.

In June 2010, a change in control of the Company occurred as a result of Carl Icahn and affiliated entities, shareholders of the Company, becoming the beneficial owners, directly or indirectly, of securities representing 33% or more of then outstanding common shares of the Company. As a result, the then-outstanding equity awards held by Messrs. Feltheimer, Burns, Drake and Levin accelerated on that date pursuant to their respective employment agreements as described below.

Jon Feltheimer

Severance Benefits — Termination of Employment.    In the event Mr. Feltheimer’s employment is terminated during the employment term either by the Company without cause or by Mr. Feltheimer for good reason (as those terms are defined in Mr. Feltheimer’s employment agreement), Mr. Feltheimer will be entitled to severance pay equal to 100% of the present value of his base salary for the remainder of the term of his employment. In addition, stock options and time-based restricted share units granted to Mr. Feltheimer pursuant to his employment agreement, along with the next installment of his performance-based restricted share units scheduled to vest following the date of termination, will become fully vested, to the extent then outstanding and not otherwise vested. For the remainder of the term of his employment agreement, we will continue to provide Mr. Feltheimer with the benefits he was receiving at the time of his termination, and Mr. Feltheimer will continue to be eligible for the stock-price bonuses described above under Description of Employment Agreements — Salary and Bonus Amounts. Mr. Feltheimer will also continue to receive the quarterly grants of fully vested shares for the remainder of the term of his employment agreement, described above under Description of Plan-Based Awards — Quarterly Grants.

Change in Control Benefits.    Upon a change in control of the Company (as defined in Mr. Feltheimer’s employment agreement), stock options and time-based restricted share units granted to Mr. Feltheimer pursuant to his employment agreement, along with the next installment of his performance-based stock units scheduled to vest following the date of the change in control, will become fully vested, to the extent then outstanding and not otherwise vested. In addition, if the price of our common shares as of the change in control date exceeds the thresholds for the stock-price bonuses described above, Mr. Feltheimer would be entitled to payment of the applicable amount of his stock-price bonus. In the event that the benefits payable to Mr. Feltheimer in connection with a change in control would be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 (“Section 280G”), Mr. Feltheimer’s benefits would either be reduced to a level such that the excise tax would not apply or he would be paid the full amount of his benefits and would receive a gross-up payment from us up to a maximum of $150,000, whichever would result in his receiving the greater benefit on an after-tax basis.

Severance Benefits — Termination of Employment in Connection with Change in Control.    In the event Mr. Feltheimer’s employment is terminated by the Company in connection with a change in control (as defined in Mr. Feltheimer’s employment agreement), for any reason other than for cause, or due to Mr. Feltheimer’s death or disability, Mr. Feltheimer would be entitled to a cash payment of $2,500,000 and to severance pay of continued payments of his base salary for the remainder of the term of his employment agreement. If a change in control occurs and Mr. Feltheimer voluntarily terminates his employment within the 30-day period following the change in control, he would be entitled to a cash payment of $2,500,000, but would not be entitled to any continued payment of his base salary.

Severance Benefits — Death or Disability.    In the event Mr. Feltheimer’s employment is terminated during the employment term due to his death or disability (as defined in Mr. Feltheimer’s employment agreement), Mr. Feltheimer (or his estate) would be entitled to payment of the applicable amount of his stock-price bonus if the price of our common shares exceeded the stock-price bonus thresholds for the four-month period preceding the date of termination. Mr. Feltheimer (or his estate) may also be entitled to a pro-rated payment of his stock-price bonus based on the price of our common shares during the six-month period following such a termination. In addition, if Mr. Feltheimer’s employment is terminated due to his death, all restricted share units and options granted to Mr. Feltheimer pursuant to his employment agreement (but not including the quarterly grants of fully vested shares described above), to the extent outstanding and unvested, will immediately accelerate and become fully vested as of the date of death.

Michael Burns

Severance Benefits — Termination of Employment.    In the event Mr. Burns’ employment is terminated during the employment term by the Company without cause (as defined in Mr. Burns’ employment agreement), Mr. Burns will be entitled to severance payment equal to 50% of the present value of his base salary for the remainder of the term of his employment agreement. In addition, stock options and time-based restricted share units granted to Mr. Burns pursuant to his employment agreement, along with the next installment of his performance-based restricted share units scheduled to vest following the date of termination, will become fully vested, to the extent then outstanding and not otherwise vested.

Change in Control Benefits.    Upon a change in control of the Company (as defined in Mr. Burns’ employment agreement), stock options and time-based restricted share units granted to Mr. Burns pursuant to his employment agreement, along with the next installment of his performance-based restricted share units scheduled to vest following the date of the change in control, will become fully vested, to the extent then outstanding and not otherwise vested. In addition, if the price of our common shares as of the change in control date exceeds the thresholds for the stock-price bonuses described above, Mr. Burns would be entitled to payment of the applicable amount of his stock-price bonus.

Severance Benefits — Termination of Employment in Connection with Change in Control.    In the event Mr. Burns’ employment is terminated by the Company in connection with a change in control (as defined in Mr. Burns’ employment agreement), for any reason other than cause, due to Mr. Burns’ death or disability, or if Mr. Burns voluntarily elects to terminate his employment within the 15-day period following a change in control, Mr. Burns would be entitled to severance pay equal to the greater of continued payments of his base salary for the remainder of the term of his employment agreement or $1,800,000.

Severance Benefits — Death or Disability.    In the event Mr. Burns’ employment is terminated during the employment term due to his death or disability (as defined in Mr. Burns’ employment agreement), he (or his estate) would be entitled to payment of the applicable amount of his stock-price bonus if the price of our common shares exceeded the stock-price bonus thresholds for the four-month period preceding the date of termination. Mr. Burns (or his estate) may also be entitled to a pro-rated payment of his stock-price bonus based on the price of our common shares during the six-month period following such a termination. In addition, if Mr. Burns’ employment is terminated due to his death, all restricted share units and options granted to Mr. Burns pursuant to the employment agreement, to the extent outstanding and unvested, will immediately accelerate and become fully vested as of the date of death.

Joseph Drake

Severance Benefits — Termination of Employment.    In the event Mr. Drake’s employment is terminated during the employment term by the Company without cause or by Mr. Drake for good reason (as those terms are defined in Mr. Drake’s employment agreement), Mr. Drake will be entitled to receive (i) 50% of each EBITDA bonus (as described under Description of Employment Agreements — Salary and Bonus Amounts above) that would have been earned through the conclusion of the term as if his employment agreement had not been terminated and (ii) a payment of 50% of the present value of his base salary for the remainder of the term of his employment agreement (provided that such payment is not less than the greater of six months’ of Mr. Drake’s base salary or the amount he would be entitled to receive under our severance policy for non-contract employees). In addition, Mr. Drake would be entitled to accelerated vesting of the equity-based awards granted pursuant to his employment agreement as follows: (a) with respect to his stock options, 100% of the next installment scheduled to vest following the date of termination and 50% of the following installment become fully vested; (b) with respect to his time-based restricted share units, 100% of the next installment scheduled to vest following the date of termination and 50% of the following installment will become fully vested; and (c) 100% of the next installment of his performance-based stock units scheduled to vest following the date of termination will become fully vested, in each case to the extent then outstanding and not otherwise vested.

Change in Control Benefits.    Upon a change in control of the Company (as defined in the employment agreement), stock options and restricted share units granted to Mr. Drake pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

Severance Benefits — Termination of Employment in Connection with Change in Control.    In the event Mr. Drake’s employment is terminated by the Company within cause or by Mr. Drake for good reason within six months of the date of a change in control (as defined in the employment agreement), Mr. Drake would be entitled to (i) payment of each EBITDA bonus that would have been earned through the conclusion of the term as if the employment agreement had not been terminated and (ii) severance pay equal to the greater of continued payment of 50% of his base salary under the employment agreement for the remainder of the term or $1,700,000.

Severance Benefits — Death.    In the event Mr. Drake’s employment is terminated during the employment term due to his death, his estate would be entitled to receive all accrued but unpaid base salary, a pro-rated discretionary bonus for the portion of the year employed and the stock options and restricted share units granted to Mr. Drake pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

Wayne Levin

Severance Benefits — Termination of Employment.    In the event Mr. Levin’s employment is terminated during the employment term by the Company without cause (as defined in Mr. Levin’s employment agreement), Mr. Levin will be entitled to severance payment equal to 50% of the present value of his base salary for the remainder of the term of his employment agreement. In addition, stock options and time-based restricted share units and SARs granted to Mr. Levin pursuant to his employment agreement, along with the next installment of his performance-based restricted share units and SARs scheduled to vest following the date of termination, will become fully vested, to the extent then outstanding and not otherwise vested. Additionally, Mr. Levin would be entitled to a pro-rated discretionary bonus for the portion of the year employed.

Change in Control Benefits.    Upon a change in control of the Company (as defined in Mr. Levin’s employment agreement), stock options, time-based restricted share units and SARs granted to Mr. Levin pursuant to his employment agreement, along with the next installment of his performance-based restricted share units and SARs scheduled to vest following the date of the change in control, will become fully vested, to the extent then outstanding and not otherwise vested.

Severance Benefits — Termination of Employment in Connection with Change in Control.    In the event Mr. Levin’s employment is terminated by the Company for any reason other than cause or by Mr. Levin for good reason in connection with a change in control (as those terms are defined in Mr. Levin’s employment agreement), Mr. Levin would be entitled to severance pay equal to his base salary for the remainder of the employment period.

Severance Benefits — Death.    In the event Mr. Levin’s employment is terminated during the employment term due to his death, his estate would be entitled to receive all accrued but unpaid base salary and the stock options, restricted share units and SARs granted to Mr. Levin pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

James Keegan

Severance Benefits — Termination of Employment.    In the event Mr. Keegan’s employment is terminated during the employment term by the Company without cause (as defined in Mr. Keegan’s employment agreement), Mr. Keegan will be entitled to receive a severance payment equal to 50% of the present value of his base salary for the remainder of the term of his employment agreement.

Severance Benefits — Termination of Employment in Connection with Change in Control.    In the event Mr. Keegan’s employment is terminated by the Company without cause after the date of a change in control (as defined in Mr. Burns’ employment agreement), 100,000 restricted share units granted to Mr. Keegan in June 2010 will become fully vested, to the extent then outstanding and not otherwise vested.

Estimated Severance and Change in Control Benefits

The following present the estimated amount of the benefits that each of the Named Executive Officers would have been entitled to have, had his employment terminated under the circumstances described in the preceding paragraphs on March 31, 2011.

Severance Benefits.    The following chart presents our estimate of the amount of the dollar value of the benefits each of the Named Executive Officers would have been entitled to have, had his employment terminated under the circumstances described above (other than in connection with a change in control of the Company) on March 31, 2011:

	Termination by the Company Without Cause(1)			Termination Due to Executive’s Death
Name	Cash Severance	Continuation of Benefits	Equity Acceleration(2)	Equity Acceleration(2)
Jon Feltheimer	$3,600,000	$68,350	$1,908,481	$1,908,481
Michael Burns	$1,147,917	—	$1,239,956	$1,239,956
Joseph Drake	$684,521	—	—	—
James Keegan	$247,396	—	$625,000	—
Wayne Levin	$750,000	—	—	—

(1)	As described above, Messrs. Feltheimer and Drake would also be entitled to these benefits pursuant to their respective employment agreements if their employment is terminated for good reason.

(2)

These columns report the intrinsic value of the unvested portions of each executive’s awards that would accelerate in the circumstances. For options and SARs, this value is calculated by multiplying the amount (if any) by which the closing price of our common shares on the last trading day of the fiscal year exceeds the exercise price or base price of the award by the number of shares subject to the accelerated portion of the award. For restricted share unit awards, this value is calculated by multiplying the closing price of our common shares on the last trading day of the fiscal year by the number of units subject to the accelerated portion of the award.

Change in Control Benefits.    The following chart presents our estimate of the dollar value of the amount of the benefits to which each of the Named Executive Officers would have been entitled to receive had a change in control of the Company occurred on March 31, 2011 (and, as applicable, the executive’s employment with us had terminated under the circumstances described above on such date):

Name	Cash Severance(1)	Equity Acceleration(2)	Section 280G Gross-Up
Jon Feltheimer	$6,100,000	$1,908,481	$150,000	(3)
Michael Burns	$2,295,833	$1,239,956	—
Joseph Drake	$1,822,055	—	—
James Keegan	—	$625,000	—
Wayne Levin	$2,500,000	—	—

(1)

As described above, these severance amounts are payable if the executive’s employment is terminated by the Company without cause in connection with a change in control. Pursuant to their employment agreements, Mr. Feltheimer and Mr. Burns would also be entitled to a cash severance payment if they voluntarily terminated employment within a specified period following a change in control (although the amount of the benefit in Mr. Feltheimer’s case would be limited to $2,500,000).

(2)	See footnote (2) to the table above for the determination of equity acceleration value.

(3)

See the description of the Section 280G provisions of Mr. Feltheimer’s employment agreement above. This figure represents the maximum amount of the Section 280G gross-up payment to which Mr. Feltheimer would be entitled in any circumstances under his employment agreement.

EQUITY COMPENSATION PLAN INFORMATION FOR FISCAL 2011

We currently maintain the 2004 Plan, which has been approved by our shareholders. In addition, as described below, we granted certain equity-based awards that were not under shareholder-approved plans in connection with our acquisition of Mandate Pictures in 2007.

The following table sets forth, for each of our equity compensation plans, the number of common shares subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of March 31, 2011.

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column)
Equity compensation plans approved by shareholders	5,304,090	(1)	$9.87	(2)	3,682,606	(3)
Equity compensation plans not approved by shareholders	600,000	(4)	$9.22	(4)	—

Total	5,904,090		$9.75		3,682,606

(1)

Of these shares, 2,710,000 were subject to options then outstanding under the 2004 Plan. In addition, this number includes 2,594,090 shares that were subject to outstanding stock unit awards granted under the 2004 Plan. Of these stock unit awards, 793,032 represent units subject to satisfaction of certain performance targets.

(2)	This number does not reflect the 2,594,090 shares that were subject to outstanding restricted share unit awards granted under the 2004 Plan.

(3)

All of these shares were available for award grant purposes under the 2004 Plan. The shares available under the 2004 Plan are, subject to certain other limits under that plan, generally available for any type of award authorized under the 2004 Plan including options, share appreciation rights, restricted shares, restricted share units, share bonuses and performance shares.

(4)

On September 10, 2007, pursuant to the acquisition of Mandate Pictures, Joseph Drake entered into an employment agreement with Lions Gate Films, Inc. (“LGF”), our wholly-owned subsidiary, to serve as its Co-Chief Operating Officer and President of the Motion Picture Group, and Nathan Kahane entered into an employment agreement with LGF to serve as the President of Mandate Pictures. Pursuant to the terms of his employment agreement, Mr. Drake was granted 525,000 restricted share units (payable upon vesting in an equal number of shares of our common stock) all of which have vested, and options to purchase 500,000 shares of our common stock, all of which have vested. Pursuant to the terms of his employment agreement, Mr. Kahane was granted 25,000 restricted share units (payable upon vesting in an equal number of shares of our common stock) and options to purchase 100,000 shares of our common stock, all of which have vested. The per share exercise price of each option is the closing price of our common stock on September 10, 2007, the date of grant of the options.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As an administrative matter, we assist our executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during fiscal 2011, our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that a Form 4 covering a single transaction were filed late for each of Messrs. Burns, Evrensel, Feltheimer, Koffman, Ludwig and Paterson.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

The members of the Audit Committee are all non-employee directors. In addition, the Board has determined that each meets the current NYSE and SEC independence requirements. The full text of our current Audit Committee charter is available in the Investors/ Corporate Governance section on our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

The Audit Committee assists the Board in overseeing, among other things, (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence and (d) the performance of the Company’s internal audit function and independent auditors. The Audit Committee also recommends to the shareholders the selection of independent auditors. Management and our independent auditors are responsible for planning or conducting audits. Our management is responsible for determining that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and for assuring compliance with applicable laws and regulations and our business conduct guidelines.

In performing its oversight function, the Audit Committee reviewed and discussed our fiscal year ended March 31, 2011 audited consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which relates to the conduct of our audit, including our auditors’ judgment about the quality of the accounting principles applied in our fiscal 2011 audited consolidated financial statements. The Audit Committee received the written disclosures and the letter from our independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the Audit Committee concerning independence, and has discussed with our auditors their independence from management and us. When considering the independent auditors’ independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to the independent auditors for non-audit services.

The Audit Committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee held four meetings during fiscal 2011 (in person or via teleconference).

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2011 for filing with the SEC. The Audit Committee also recommends to the shareholders the re-appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012.

The Audit Committee of the Board of Directors

G. Scott Paterson (Chairman)
Morley Koffman
Hardwick Simmons
Phyllis Yaffe

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

In 2005, there were several changes to the corporate governance and corporate governance disclosure requirements applicable to the Company. Specifically, the Canadian Securities Administrators (“CSA”) adopted National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) which requires us to disclose, on an annual basis, our approach to corporate governance. The CSA also adopted National Policy 58-201 Corporate Governance Guidelines which includes recommendations on such matters as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members, and other items dealing with sound corporate governance. The Board and senior management consider good corporate governance to be central to our effective and efficient operation. Set out below is a description of certain of our corporate governance practices, as required by NI 58-101.

Board of Directors

NI 58-101 defines “independence” of directors and requires disclosure as to whether a board of directors is composed primarily of independent directors. An “independent director” generally is one who is independent of management and is free from any interest and any other business or other relationship with the Company which could, or could reasonably be expected to, interfere with the exercise of the director’s independent judgment.

The Board currently has 12 members. As of the date of this proxy statement, ten directors are independent and two directors are non-independent as senior management of the Company.

As permitted by Canadian law, the Board resolved to set the number of directors at 12 for the ensuing year. As a result, a majority of the members of the Board are independent. In addition, the Board undertakes an annual review of the independence of all non-employee directors.

The Board is currently made up of the following directors:

Norman Bacal	Independent but related as a partner of Heenan Blaikie LLP, Canadian counsel to the Company
Michael Burns	Non-Independent as Vice Chairman
Arthur Evrensel	Independent but related as a partner of Heenan Blaikie LLP, Canadian counsel to the Company
Jon Feltheimer	Non-Independent as Chief Executive Officer
Frank Giustra	Independent
Morley Koffman	Independent
Harald Ludwig	Independent
G. Scott Paterson	Independent
Mark H. Rachesky, M.D.	Independent
Daryl Simm	Independent
Hardwick Simmons	Independent
Phyllis Yaffe	Independent

We have taken steps to ensure that adequate structures and processes are in place to permit the Board to function independently of management. The chairman position is divided between two Co-Chairmen, Mr. Ludwig, an independent director, and Mr. Feltheimer. In matters that require independence of the Board from management, only the independent board members take part in the decision-making and evaluation. An in camera session occurs at the end of the Board meetings in which the non-independent directors are usually excused. Mr. Ludwig presides at the regularly scheduled executive sessions of the non-management directors.

The Board held a total of 21 meetings in fiscal 2011. The attendance, in person or via teleconference, of the current directors at such meetings was as follows:

Director	Board Meetings Attended
Norman Bacal	21/21
Michael Burns	21/21
Arthur Evrensel	19/21
Jon Feltheimer	20/21
Frank Giustra	2/2
Morley Koffman	20/21
Harald Ludwig	21/21
G. Scott Paterson	21/21
Mark H. Rachesky, M.D.	11/21
Daryl Simm	18/21
Hardwick Simmons	18/21
Phyllis Yaffe	21/21

The independent board members held a total of 21 sessions in fiscal 2011 at which non-independent directors and members of management were not in attendance. The attendance of the current independent directors at such sessions was as follows:

Director	Independent Board Sessions Attended
Norman Bacal	21/21
Arthur Evrensel	19/21
Frank Giustra	2/2
Morley Koffman	20/21
Harald Ludwig	21/21
G. Scott Paterson	21/21
Mark H. Rachesky, M.D.	11/21
Daryl Simm	18/21
Hardwick Simmons	18/21
Phyllis Yaffe	21/21

Currently, the following directors or director nominees serve on the board of directors of other Canadian and U.S. public companies listed below.

Director	Public Company Board Membership
Norman Bacal	None
Michael Burns	None
Arthur Evrensel	None
Jon Feltheimer	None
Frank Giustra(1)	Eacom Timber Corporation, Gold Wheaton Gold Corp.
Morley Koffman	None
Harald Ludwig	West Fraser Timber Co. Ltd., Canadian Overseas Petroleum Limited, Prima Columbia Hardwood Inc., West African Iron Ore Corp.
G. Scott Paterson	Automated Benefits Corp., NeuLion Inc., Apogee Minerals Ltd.
Mark H. Rachesky, M.D.	Emisphere Technologies, Inc., Leap Wireless International, Inc., Loral Space & Communications Inc.
Daryl Simm	None
Hardwick Simmons	Raymond James Financial
Phyllis Yaffe(1)	Cineplex Entertainment LP, Torstar Corporation, Astral Media, Inc.

(1)	Cineplex Inc. owns approximately 99.6% of Cineplex Entertainment LP (CGX: TSX).

Board Mandate

Under the Corporate Governance Guidelines established by the Board, which includes the Board’s mandate, the Board has overall responsibility to review and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives. The Board will seek to enhance shareholder value over the long term. The full text of our Corporate Governance Guidelines is available on the Investors/Corporate Governance section of our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

Position Descriptions

To date, we have not developed position descriptions for the Co-Chairman positions, the chair positions of each board committee or the Chief Executive Officer. The Board determines the appropriate roles for such positions from time-to-time as serves the best interests of the Company. With respect to the Chief Executive Officer, the Board currently sets our annual objectives that become the objectives against which the Chief Executive Officer’s performance is measured.

Orientation and Continuing Education

The Nominating and Corporate Governance Committee, with the assistance of senior management, is responsible for overseeing and making recommendations to the Board regarding the orientation of new directors and a continuing education program for existing directors. Currently, the Board has an informal process for the orientation of new directors regarding the role of the Board, its committees and its directors and the nature of operation of the business. New directors meet with senior management and incumbent directors. Due to the experience level of the members of the Board, no formal continuing education program is believed to be required at this time, but the Nominating and Corporate Governance Committee monitors both external developments and the board’s composition to determine whether such a program may become useful in the future. However, directors are made aware of their responsibility to keep themselves up to date and the Nominating and Corporate Governance Committee advises all directors of major developments in corporate governance and important trends and new legal and regulatory requirements. Additionally, from time to time, members of the Board participate in various leadership workshops and programs concerning topics of interest to directors of public companies as well subjects they determine keep them up-to-date with current issues relevant to their service as directors of the Company.

Ethical Business Conduct

We have a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, and a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Each of the codes is available in the Investors/ Corporate Governance section on our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary. The codes are administered by our compliance officer, or his/her designee, and our legal department, and are overseen by the Nominating and Corporate Governance Committee.

Nomination of Directors

The Nominating and Corporate Governance Committee, comprised of three independent directors, is responsible for reviewing proposed new members of the Board and establishing full criteria for board membership. The Nominating and Corporate Governance Committee is also responsible for evaluating the performance of the Board as a whole, as well as that of the individual members of the Board. The Nominating and Corporate Governance Committee is governed by a written charter adopted by the Board, as amended and restated on August 4, 2011. The full text of the charter is available on the Investors/ Corporate Governance section on our website at www.lionsgate.com,on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary. For further information with respect to the Nominating and Corporate Governance Committee see Information Regarding the Board of Directors and Committees of the Board of Directors — Board Committees and Responsibilities above.

Compensation

The Board, through the Compensation Committee, which is comprised of three independent directors, periodically reviews the adequacy and form of the compensation of directors and officers. The Compensation Committee is governed by a written charter, as amended on August 4, 2011. The full text of the charter is available in the Investors/ Corporate Governance section of our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary. For further information with respect to the Compensation Committee see Information Regarding the Board of Directors and Committees of the Board of Directors — Board Committees and Responsibilities above.

Other Board Committees

The Board also has a standing Audit Committee and Strategic Advisory Committee. For further information with respect to these committees see Information Regarding the Board of Directors and Committees of the Board of Directors — Board Committees and Responsibilities above.

Assessments

The Nominating and Corporate Governance Committee is responsible for developing our overall approach to a corporate governance system that is effective in the discharge of our obligations to our shareholders. The Nominating and Corporate Governance Committee has the mandate and responsibility to review, on a periodic basis, the performance and effectiveness of the Board as a whole, and each individual director. The Nominating and Corporate Governance Committee annually assesses and provides recommendations to the Board of Directors on the effectiveness of the committees of the Board and the contributions of the directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Transactions

We recognize that transactions we may conduct with any of our directors or executive officers may present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than our best interests and those of our shareholders. We have established, and the Board has adopted, a written Related Person Transactions Policy to monitor transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which the Company and any of the following have an interest: (i) any person who is or was an executive officer, director, or director nominee of the Company at any time since the beginning of the Company’s last fiscal year; (ii) a person who is or was an immediate family member (as defined in the policy) of an executive officer, director, or director nominee at any time since the beginning of the Company’s last fiscal year; (iii) any person who, at the time of the occurrence or existence of the transaction, is greater than 5% beneficial owner of our common shares; (iv) any person who, at the time of the occurrence or existence of the transaction, is an immediate family member (as defined in the policy) of the greater than 5% beneficial owner of our common shares; or (v) or any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in which such person has a 10% or greater beneficial ownership interest (which we refer to in this report as a “related person”). The policy covers any transaction where the aggregate amount is expected to exceed $120,000 in which a related person has a direct or indirect material interest.

Under the policy, potential related person transactions proposed to be entered into by us must be reported to our General Counsel, and shall be reviewed and approved by the Audit Committee. The Audit Committee will review the material facts of any potential related person transaction and will then approve, ratify or disapprove the transaction. In making its determination to approve or ratify a related person transaction, the Audit Committee considers such factors as: (i) the extent of the related person’s interest in the related person transaction; (ii) the approximate dollar value of the amount involved in the related person transaction; (iii) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (iv) whether the transaction was undertaken in the ordinary course of business of the Company; (v) whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third person; (vi) the purpose of, and the potential benefits to the Company of, the transaction; and (vii) any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction. No director or executive officer may participate in any discussion, approval or ratification of a transaction in which he or she is a related person.

The full text of the Related Person Transaction Policy is available in the Investors/Corporate Governance section on our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

Relationships and Transactions

Cerulean, LLC

In December 2003 and April 2005 (as amended in May 2010), we entered into distribution agreements with Cerulean, LLC (“Cerulean”), a company in which Messrs. Feltheimer and Burns each hold a 28% interest. Under the agreements, we obtained rights to distribute certain titles in home video and television media and Cerulean is entitled to receive royalties. During the year ended March 31, 2011, the Company paid $0.1 million to Cerulean under these agreements.

In January 2007, we and Icon International, Inc. (“Icon”), entered into a vendor subscription agreement (the “Vendor Agreement”) with a term of five years. Icon is a company which directly reports to Omnicom Group, Inc, and Mr. Simm, is the Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc. Under the Vendor Agreement, we agreed to purchase media advertising through Icon and Icon agreed to reimburse us for certain operating expenses as follows: (1) $763,958 during the first year of the term; (2) $786,013 during the second year of the term; (3) $808,813 during the third year of the term; (4) $832,383 during the fourth year of the term; and (5) $856,750 during the fifth year of the term (collectively, the “Minimum Annual Payment Amounts”) or, at our option, we could elect that Icon reimburse us for certain operating expenses in the following amounts: (a) $1,145,936 during the first year of the term; (b) $1,179,019 during the second year of the term; (c) $1,213,219 during the third year of the term; (d) $1,248,575 during the fourth year of the term; and (e) $1,285,126 during the fifth year of the term (collectively, the “Supplemental Annual Payment Amounts”). We elected to be reimbursed for the Supplemental Annual Payment Amount for the first year of the term. In exchange, we agreed to purchase media advertising through Icon of approximately $5.6 million per year (if we elect to be reimbursed for the Minimum Annual Payment Amount) or approximately $8.4 million per year (if we elect to be reimbursed for the Supplemental Annual Payment Amount) for the five-year term. The actual amount of media advertising to be purchased is determined using a formula based upon values assigned to various types of advertising, as set forth in the Vendor Agreement. For accounting purposes, the operating expenses incurred by us will continue to be expensed in full and the reimbursements from Icon of such expenses will be treated as a discount on media advertising and will be reflected as a reduction of advertising expense as the media advertising costs are incurred by us. The Vendor Agreement may be terminated by us effective as of any Vendor Agreement year end with six months notice. During the year ended March 31, 2009, Icon paid $1.2 million to us under the Vendor Agreement. During the year ended March 31, 2011, Icon paid $1.3 million to the Company under the Vendor Agreement. During the year ended March 31, 2011, the Company incurred $7.8 million in media advertising expenses with Icon under the Vendor Agreement.

Other Transactions with Equity Method Investees

FEARnet.    During the year ended March 31, 2011, we recognized $3.2 million in revenue pursuant to the five year license agreement with FEARnet, of which we own a 33.33% interest and, as of March 31, 2011, we held accounts receivable due from FEARnet pursuant to the agreement of $0.3 million.

Roadside.    During the year ended March 31, 2011, we recognized $0.5 million in distribution and marketing expenses paid to Roadside Attractions, LLC (“Roadside”), an independent theatrical distribution company, in connection with the release of certain theatrical titles. During the year ended March 31, 2011, the Company made $10.4 million in participation payments to Roadside in connection with the distribution of certain theatrical titles. We hold a 43% interest in Roadside.

Break Media.    During the year ended March 31, 2011, we recognized $1.6 million in interest income associated with a $9.7 million note receivable from Break Media, of which we own a 42% equity interest. See Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2011.

EPIX.    We license certain of our theatrical releases and other film and television programs to EPIX. A portion of these licenses reflecting our ownership share in the venture are eliminated through an adjustment to the equity interest loss of the venture. These profits are recognized as they are realized by the venture. During the year ended March 31, 2011, we recognized $89.4 million of revenue and $ 48.8 million of gross profit from EPIX in connection with the licensing of certain theatrical releases and other films and television programs, see Note 7 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2011. As of March 31, 2011, we held $25.9 million of accounts receivables from EPIX. In addition, as of March 31, 2011, we had $2.4 million in deferred revenue from EPIX. EPIX is our joint venture with Viacom, Inc. Paramount Pictures Corporation and Metro-Goldwyn-Mayer Studios Inc. We own a 31.15% interest in EPIX.

TV Guide Network.    We license certain films and/or television programs to TV Guide Network. A portion of the profits of these licenses reflecting our ownership share in the venture are eliminated through an adjustment to the equity interest loss of the venture. These profits are recognized as they are realized by the venture. During the year ended March 31, 2011, we recognized $14.9 million of revenue and $5.3 million of gross profit from TV Guide Network in connection with the licensing of certain films and/or television programs. Additionally, we recognized $14.1 million of income for the accretion of the dividend and discount of the mandatorily redeemable preferred stock units as equity interest income). Also, during the year ended March 31, 2011, the Company received a payout of accreted interest on the mandatorily redeemable preferred stock units of $10.2 million. As of March 31, 2011, we held $12.7 million of accounts receivables from TV Guide Network. We own a 51% interest in TV Guide Network.

ACCOUNTANTS’ FEES

During fiscal 2010 and 2011, we retained our independent registered public accounting firm, Ernst & Young LLP, to provide services in the categories listed below. The following are the aggregate fees billed for each of the last two fiscal years for such services in the approximate amounts:

	Years Ended March 31,
	2010	2011
Audit Fees	$2,456,915	$1,855,947
Audit-Related Fees	$72,661	$46,465
Tax Fees	$711,358	$642,732
All Other Fees	$547,643	$—

Audit Fees includes fees associated with the annual audit of our financial statements, the audit of the effectiveness of internal control over financial reporting, reviews of our Quarterly Reports on Form 10-Q, consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards, or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies, international statutory audits, and services that only the independent auditors can reasonably provide, such as services associated with SEC registration statements or other documents issued in connection with securities offerings (including consents and comfort letters). Audit-Related Fees were principally for services related to proposed or consummated acquisitions or transactions and attestation services not required by statute or regulation and the related accounting or disclosure treatment for such transactions or events. Tax Fees include amounts billed for tax compliance, tax advice and tax planning. Other Fees were principally for transaction integration services related to an acquisition.

Pursuant to the Audit Committee’s policy to pre-approve all permitted audit and non-audit services, the Audit Committee pre-approved all professional services provided by Ernst & Young LLP during fiscal 2011 and determined that the provision of non-audit services in fiscal 2011 was compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.

OTHER INFORMATION

Information regarding the Company is contained in its Annual Report on Form 10-K and other periodic reports required by Section 13(a) or 15(d) of the Exchange Act. The Company makes available, free of charge through its website (www.lionsgate.com), its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. These reports can be found under “SEC Filings” through the “Investors” section of the Company’s website. The exhibits to our Annual Report on Form 10-K are available to any shareholder who (a) submits a written request to us at 2700 Colorado Ave., Suite 200, Santa Monica, California 90404, Attn: Investor Relations and (b) provides payment of charges that approximate our cost of reproduction. The exhibits to our Annual Report on Form 10-K are also available at no charge on the SEC’s website at www.sec.gov and on SEDAR at www.sedar.com.

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

DIRECTORS’ APPROVAL

The contents of this proxy statement and the sending of it to shareholders of the Company has been approved by the Board.

By Order of The Board of Directors,

Jon Feltheimer
Chief Executive Officer and Co-Chairman of the Board

Vancouver, British Columbia

August 12, 2011

PROXY

LIONS GATE ENTERTAINMENT CORP.

1055 West Hastings Street, Suite 2200

Vancouver, British Columbia V6E 2E9

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

COMMON SHARES

The undersigned holder of Common Shares of Lions Gate Entertainment Corp., a British Columbia corporation (the “Company”), hereby appoints Michael Burns, Jon Feltheimer, James Keegan and Wayne Levin, and each of them, or in the place of the foregoing,                                                               (print name), as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse, all of the Common Shares of the Company that the undersigned is entitled to vote at the 2011 Annual General Meeting of Shareholders of the Company, to be held at the Soho Metropolitan Hotel, 318 Wellington Street West, Toronto, Ontario, Canada M5V 3T4, on Tuesday, September 13, 2011, beginning at 10:00 a.m., local time, or at any continuations, adjournments or postponements thereof.

If the shareholder does not want to appoint the persons named in this instrument of proxy, he/she should strike out his/her name and insert in the blank space provided the name of the person he/she wishes to act as his/her proxy. Such other person need not be a shareholder of the Company.

This form of proxy must be completed, dated and signed and returned by mail in the envelope provided for that purpose, by fax to (302) 369-8486 or by Internet to: http://www.ivselection.com/lionsgate20l1 prior to or at the Annual Meeting prior to the closing of the polls. If completing by fax, please ensure you fax both sides of this form of proxy.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

  Detach here from proxy voting card.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on September 13, 2011

The notice of Annual Meeting, the proxy statement and this proxy card first will be mailed to shareholders on or about August 12, 2011. The Company’s proxy statement and fiscal 2011 Annual Report to Shareholders are also available in the Investors/Governance Documents section on our website at www.lionsgate.com.

							Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE
1. ELECTION OF DIRECTORS		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
							FOR	AGAINST	ABSTAIN
The nominees proposed by the management of the Company are:		☐	☐	☐	2. Proposal to reappoint Ernst & Young LLP as the independent registered public accounting firm for the Company.		☐	☐	☐
01 Norman Bacal	05 Frank Giustra		09 Mark H. Rachesky, M.D.				FOR	AGAINST	ABSTAIN
02 Michael Burns	06 Morley Koffman		10 Daryl Simm		3. Proposal to conduct an advisory vote to approve executive compensation.
03 Arthur Evrensel	07 Harald Ludwig		11 Hardwick Simmons				☐	☐	☐
04 Jon Feltheimer	08 G. Scott Paterson		12 Phyllis Yaffe			1 YEAR	2 YEARS	3 YEARS	ABSTAIN
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.					4. Proposal to conduct an advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

							FOR	AGAINST	ABSTAIN
					5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.		☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL

BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL” NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 5, AND FOR “1 YEAR” FOR PROPOSAL 4.

The undersigned hereby acknowledges receipt of (i) the Notice of Annual General Meeting of Shareholders, (ii) the Proxy Statement and (iii) the Company’s 2011 Annual Report to Shareholders.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.

Signature	Signature	Date:	, 2011
Title	Title
IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

  Detach here from proxy voting card.

LIONS GATE ENTERTAINMENT CORP. OFFERS SHAREHOLDERS OF RECORD

THREE WAYS TO VOTE YOUR PROXY

YOUR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES

IN THE SAME MANNER AS IF YOU HAD RETURNED YOUR PROXY CARD. WE ENCOURAGE YOU TO USE THIS COST EFFECTIVE AND CONVENIENT WAY OF VOTING, 24 HOURS A DAY,

7 DAYS A WEEK.

INTERNET VOTING	OR	VOTING BY MAIL	OR	VOTING BY FAX
Visit the Internet voting website at http://www.ivselection.com/lionsgate2011. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges.

Simply sign and date your proxy card and return it in the postage-paid envelope to IVS Associates Inc., Attn: Lionsgate Proxy Tabulation, 1925 Lovering Ave, Wilmington, Delaware 19806. If you are voting by Internet, please do not mail your proxy card.

Simply sign and date your proxy card and Fax it to IVS Associates Inc., Attn: Lionsgate Proxy Tabulation at Fax Number 302-369-8486. Please ensure you fax both sides of this form of proxy.